Exhibit 10.1
EXECUTION VERSION

Published CUSIP Number: 81725VAG0
Revolving Credit CUSIP Number: 81725VAH8
CREDIT AGREEMENT
among
SENSIENT TECHNOLOGIES CORPORATION
and
CERTAIN SUBSIDIARIES OF SENSIENT TECHNOLOGIES CORPORATION,
as Borrowers,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent,
BANK OF AMERICA, N.A.,
TD BANK, N.A.,
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Co-Documentation Agents,
and
THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
Effective Date: April 7, 2011

$350,000,000 Revolving Credit Facility

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Book Runner

-i-

-ii-

-iii-

EXHIBITS AND SCHEDULES

Exhibit A	Commitment Amounts and Addresses
Exhibit B	Revolving Note
Exhibit C	Swing Line Note
Exhibit D	Compliance Certificate
Exhibit E	Assignment and Assumption
Exhibit F	Borrowing Certificate
Exhibit G	Designation Letter

Schedule 1.1	Existing Letters of Credit
Schedule 4.2	Consents
Schedule 4.4	Subsidiaries
Schedule 4.7	Litigation
Schedule 4.8	Environmental Matters
Schedule 6.1	Liens
Schedule 6.11	Existing Investments
Schedule 6.12	Guaranties, Etc.

-iv-

CREDIT AGREEMENT
Dated as of April 7, 2011
     Sensient Technologies Corporation, a Wisconsin corporation; the Lenders, as defined below; and Wells Fargo Bank, National Association, a national banking association, as Administrative Agent, agree as follows:
ARTICLE I
Definitions
Section 1.1 Definitions.
     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.
     “Accounting Practices Change” means any change in the Company’s accounting practices that is required under the standards of the Financial Accounting Standards Board or is inconsistent with the accounting practices applied in the financial statements of the Company referred to in Section 4.5.
     “Acquisition Target” means any Person becoming a Subsidiary of the Company after the date hereof; any Person that is merged into or consolidated with the Company or any Subsidiary of the Company after the date hereof; or any Person with respect to which all or a substantial part of that Person’s assets are acquired by the Company or any Subsidiary of the Company after the date hereof.
     “Act” means the Securities Act of 1933, as amended.
     “Additional Commitment Amount” has the meaning set forth in Section 2.22(a).
     “Adjusted Net Worth” means, as of the date of any determination, the aggregate amount of the capital stock accounts (net of treasury stock, at cost), plus (or minus, in the case of a deficit) (a) the surplus in retained earnings of the Company and its Subsidiaries as determined in accordance with GAAP, minus (b) all Investments of the Company and its Subsidiaries other than those specified in paragraphs (a) through (j) of Section 6.11.
     “Administrative Agent” means Wells Fargo acting in its capacity as administrative agent for itself and the other Lenders hereunder.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Advance” means a Revolving Advance or a Swing Line Advance.
     “Affected Lender” has the meaning set forth in Section 2.21.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 25% or more of the voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise. Unless otherwise specified, “Affiliate” means an Affiliate of the Company or a Subsidiary.
     “Aggregate Commitment Amount” means $350,000,000, as such amount may be reduced pursuant to Section 2.10 or increased pursuant to Section 2.22.
     “Agreement” means this Credit Agreement, as it may be amended, modified or restated from time to time in accordance with Section 9.3.
     “Alternative Currency” means Canadian dollars, English pounds, Euros, Swiss francs, or any other currency (other than Dollars) requested by any Borrower and acceptable to all of the Lenders and the Issuing Bank (with respect to Alternative Currency Letters of Credit).
     “Alternative Currency Funding” means a Borrowing or any portion thereof that is made in an Alternative Currency.
     “Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.
     “Applicable Margin” means the corresponding percentages per annum as set forth below based on the Leverage Ratio:

			Revolving Credit Loans
			Eurocurrency
Pricing Level	Leverage Ratio	Facility Fee Rate	Rate Margin	Base Rate Margin
I	Less than 1.50 to 1.00	.20%	1.30%	.30%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	.25%	1.50%	.50%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	.30%	1.70%	.70%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	.35%	1.90%	.90%
V	Greater than or equal to 3.00 to 1.00	.40%	2.10%	1.10%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the day by which the Company is required to provide a Compliance Certificate pursuant to Section 5.1 for the most recently ended fiscal quarter of the Company; provided that (a) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the date hereof and, thereafter the pricing level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, and (b) if the Company fails to provide the Compliance Certificate as required by Section 5.1 for the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level V until such time as an appropriate Compliance Certificate is provided, at which time the pricing level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding such Calculation Date. The Applicable Margin shall be effective from, and including, one Calculation Date until, but excluding, the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Credit Extensions then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.1 is shown to be inaccurate (regardless of whether (a) this Agreement is in effect, (b) the Commitments are in effect, or (c) any extension of credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Company shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined as if the Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (iii) the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 8.2. Nothing in this paragraph shall limit any other rights of the Administrative Agent and any Lender under this Agreement. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
     “Approved Fund” means any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole book runner, and its successors.
     “Asset Securitization” shall mean a sale, other transfer or factoring arrangement by the Company and/or one or more of its Subsidiaries of accounts, related general intangibles and chattel paper, and the related security and collections with respect thereto to a special purpose Subsidiary (an “SPV”), and the sale, pledge or other transfer by that SPV in connection with financing provided to that SPV, which financing shall be “non-recourse” to the Company and its Subsidiaries (other than the SPV) except pursuant to the Standard Securitization Undertakings.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.8), and accepted by the Administrative Agent, in substantially the form attached as Exhibit E or any other form approved by the Administrative Agent.
     “Attributable Securitization Indebtedness” shall mean, at any time with respect to an Asset Securitization by the Company or any of its Subsidiaries, the principal amount of indebtedness which (a) if the financing received by an SPV as part of such Asset Securitization is treated as a secured lending arrangement, is the principal amount of such indebtedness, or (b) if the financing received by the relevant SPV is structured as a purchase agreement, would be outstanding at such time if such financing were structured as a secured lending arrangement rather than a purchase agreement, and in any such case which indebtedness is without recourse to the Company or any of its Subsidiaries (other than such SPV or pursuant to Standard Securitization Undertakings), in each case, together with interest payable thereon and fees payable in connection therewith.
     “Base Rate” means an annual rate equal to the Reference Rate, plus the Base Rate Margin, which rate shall change when and as the Reference Rate or any component of the Base Rate Margin changes.
     “Base Rate Funding” means any Borrowing, or any portion of the principal balance of the Advances, bearing interest at the Base Rate.
     “Base Rate Margin” means a percentage, determined as set forth in the definition of Applicable Margin.
     “Borrower” means the Company or any Designated Subsidiary. The parties acknowledge that, as of the date hereof, the Company is the only Borrower hereunder.
     “Borrowing” means a borrowing under Article II consisting of Revolving Advances made to a Borrower at the same time by each of the Lenders severally.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in California, Wisconsin, New York or North Carolina are authorized or required by law to remain closed, and (a) if such day relates to any interest rate settings as to Eurocurrency Rate Fundings denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Fundings, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Funding, the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open (or if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement); (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Funding denominated in an Alternative Currency other than Euro, dealings in deposits in the relevant Alternative Currency are conducted by and between banks in London or other applicable offshore interbank market for such currency; and (c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of a Eurocurrency Rate Funding denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Funding (other than any interest rate settings), on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Capitalized Lease” means any lease that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder.
     “Cash Collateral Account” means an interest-bearing account maintained with the Administrative Agent in which funds are deposited pursuant to Section 2.7(h) or Section 7.2(c).
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law, but excluding any non-binding recommendation of any Governmental Authority) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (as defined below), shall, in each case, be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued. “Basel III” means, collectively, those certain Consultative Documents issued by the Basel Committee of Banking Supervisors of the Bank for International Settlements entitled “Strengthening the Resilience of the Banking Sector” issued December 17, 2009, “International Framework for Liquidity Risk Measurement, Standards and Monitoring” issued December 17, 2009, “Countercyclical Capital Buffer Proposal” issued July 16, 2010 and “Capitalization of Bank Exposures to Central Counterparties” issued December 20, 2010.
     “Change of Control” means, with respect to any corporation, either (a) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) of beneficial ownership (as defined in Rules 13d-3 and 13d-5 of the SEC, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the then outstanding voting capital stock of such corporation; or (b) a change in the composition of the Governing Board of such corporation or any corporate parent of such corporation such that continuing directors cease to constitute more than 50% of such Governing Board. As used in this definition, “continuing directors” means, as of any date, (a) those members of the Governing Board of the applicable corporation who assumed office prior to such date, and (b) those members of the Governing Board of the applicable corporation who assumed office after such date and whose appointment or nomination for election by that corporation’s shareholders was approved by a vote of at least 50% of the directors of such corporation in office immediately prior to such appointment or nomination.

     “Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
     “Commitment” means, with respect to each Lender, that Lender’s commitment to make Advances and participate in Letters of Credit and Swing Line Advance pursuant to Article II.
     “Commitment Amount” means, with respect to each Lender, the amount set forth opposite that Lender’s name in Exhibit A or on any Assignment and Assumption, unless said amount is reduced pursuant to Section 2.10 or 7.2 or increased pursuant to Section 2.22, in which event it means the amount to which said amount is reduced or increased.
     “Commitment Termination Date” means April 7, 2016, or the earlier date of termination in whole of the Commitments pursuant to Section 2.10 or 7.2.
     “Communications” has the meaning set forth in Section 9.4(c).
     “Company” means Sensient Technologies Corporation, a Wisconsin corporation and a party to this Agreement.
     “Company Guarantor Subsidiary” means a Designated Subsidiary which is party to a Guaranty which is in full force and effect and pursuant to which such Designated Subsidiary guarantees the Obligations of the Company hereunder.
     “Compliance Certificate” means a certificate in substantially the form of Exhibit D, or such other form as the Company and the Administrative Agent may from time to time agree upon in writing, executed by a Responsible Officer of the Company, (a) setting forth relevant facts in reasonable detail the computations as to whether or not the Company is in compliance with the requirements set forth in the Financial Covenants, (b) stating that the financial statements delivered therewith have been prepared in accordance with GAAP, subject, in the case of interim financial statements, to year-end audit adjustments, and (c) stating whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported or remedied and, if so, stating in reasonable detail the facts with respect thereto.
     “Consolidated Priority Debt” means all Priority Debt of the Company and its Subsidiaries determined on a consolidated basis eliminating inter-company items; provided that there shall be excluded from any calculation of Consolidated Priority Debt, without duplication, (a) Total Funded Debt of a Company Guarantor Subsidiary (other than Total Funded Debt of a Designated Subsidiary secured by a Lien created or incurred within the limitations of Section 6.1), (b) Total Funded Debt of the Company or any Subsidiary secured by Liens granted to secure other senior Total Funded Debt on a pari passu basis with the Obligations and (c) the Obligations of any Designated Subsidiary.
     “Consolidated Total Assets” means as at any date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the Company and its Subsidiaries for its most recently ended fiscal year.

     “Credit Extension” means the making of any Advance or the issuance of any Letter of Credit.
     “Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Advances, Borrowings, participations in Letters of Credit or participations in Swing Line Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrowers, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (d) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “Designated Subsidiary” means any corporate Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.2.
     “Designation Letter” means a letter in the form of Exhibit G.
     “Disclosed Information” has the meaning set forth in Section 8.10.
     “Dollar Equivalent” means (a) with respect to a Borrowing, Advance or Letter of Credit made or denominated in Dollars, the amount of such Borrowing, Advance or Letter of Credit, and (b) with respect to an Alternative Currency Funding or Alternative Currency Letter of Credit, the amount in freely-transferable Dollars that the Administrative Agent may purchase for the amount and in the currency of such Alternative Currency Funding or Alternative Currency Letter of Credit on the spot market on the day of determination, determined at the Administrative Agent’s discretion within the period of three Business Days preceding the day of such Alternative Currency Funding, as of the first day of the Interest Period applicable to such Alternative Currency Funding, on the date of the issuance of or any draw under such Alternative Currency Letter of Credit, on the last Business Day of each month and at such other times as the Administrative Agent shall determine in accordance with this Agreement or in its sole discretion.
     “Dollars” means United States Dollars.
     “EBITDA” means, with respect to any period, EBITR with respect to that period, less (to the extent included in EBITR) Rental Expense, plus (to the extent deducted in determining net income for purposes of EBITR) depreciation and amortization. For purposes of this Agreement, EBITDA shall be computed on a Pro Forma Basis.
     “EBITR” means, with respect to any period:

(a)	(i) the after-tax net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (ii) non-operating gains and losses (including extraordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other non-recurring gains and losses)
plus
(b)	the sum of the following to the extent deducted in arriving at the after-tax net income determined in clause (a)(i) of this definition (but without duplication for any item):
(i)	Interest Expense,
(ii)	income tax expense of the Company and its Subsidiaries, and
(iii)	Rental Expense.
     “Effective Date” means the first date on or after the date hereof on which all conditions set forth in Section 3.1 have been satisfied.
     “Eligible Subsidiary” means a Subsidiary of the Company that (a) is a corporation or limited liability company, (b) is wholly-owned (directly or indirectly) by the Company, and (c) if such Subsidiary is a Foreign Subsidiary, has been expressly approved by the Administrative Agent and each Lender as a Borrower hereunder.
     “Entitled Person” has the meaning set forth in Section 2.13(b).
     “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1252 et seq., the Clean Water Act, 33 U.S.C. § 1321 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.
     “Eurocurrency Base Rate” means,
     (a) for any interest rate calculation with respect to a Eurocurrency Rate Funding, the rate of interest per annum determined on the basis of the rate for deposits in the applicable currency for a period equal to the applicable Interest Period which appears on Reuters Screen

LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the Eurocurrency Base Rate shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in the applicable currency minimum amounts of at least the Dollar Equivalent of $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and
     (b) for any interest rate calculation with respect to a Base Rate Funding, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then Eurocurrency Base Rate for such Base Rate Funding shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
     Each calculation by the Administrative Agent of Eurocurrency Base Rate shall be conclusive and binding for all purposes, absent manifest error.
     “Eurocurrency Rate” means the annual rate (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the sum of (a) the rate obtained by dividing (i) the applicable Eurocurrency Base Rate for funds to be made available on the first day of any Interest Period in an amount approximately equal to the amount for which a Eurocurrency Rate has been requested and maturing at the end of such Interest Period, by (ii) a percentage equal to 100% minus the Federal Reserve System reserve requirement (expressed as a percentage) imposed under Regulation D on Eurocurrency liabilities, and (b) the Eurocurrency Rate Margin.
     “Eurocurrency Rate Advance” means an Advance which is part of a Eurocurrency Rate Funding.
     “Eurocurrency Rate Funding” means any Borrowing, or any portion of the principal balance of the Revolving Advances, bearing interest at a Eurocurrency Rate (including any Alternative Currency Funding).
     “Eurocurrency Rate Margin” means a percentage, determined as set forth in the definition of Applicable Margin.

     “Event of Default” has the meaning specified in Section 7.1.
     “Excess Balance” has the meaning set forth in Section 7.3.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” has the meaning specified in Section 2.17.
     “Existing Credit Agreement” means the credit agreement dated as of June 15, 2007 to which the Company, Wells Fargo, as administrative agent, and the Lenders (as defined therein) are parties, as such credit agreement has been amended and modified prior to the date hereof.
     “Existing Letters of Credit” means those letters of credit existing on the date hereof, issued pursuant to the Existing Credit Agreement and identified on Schedule 1.1.
     “Facility Fee Rate” means a percentage, determined as set forth in the definition of Applicable Margin.
     “FATCA” means Sections 1471 through 1474 of the Code (as of the date hereof and also including any amendments that provide either a comparable mechanism or other commercially reasonable mechanism to avoid such tax) and any regulations or official interpretations thereof (including, without limitation, any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such provisions).
     “Federal Funds Rate” means at any time an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.
     “Fee Letter” means the separate agreement dated February 16, 2011 among the Company, the Administrative Agent and the Arranger setting forth the terms of certain fees to be paid by the Company.
     “Financial Covenant” means any of the Company’s obligations set forth in Sections, 6.8, 6.9, 6.10 and 6.13.
     “Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Company, the ratio of EBITR to the sum of Interest Expense and Rental Expense, determined with respect to the Company and its Subsidiaries for the period of four consecutive fiscal quarters ending on such quarter-end.
     “Foreign Subsidiary” means a Subsidiary of the Company that is organized under the laws of a jurisdiction outside of the United States of America (including any state or territory thereof and the District of Columbia) and that is not dually incorporated under the laws of the United States of America, any state thereof or the District of Columbia.
     “GAAP” means generally accepted accounting principles as in effect from time to time applied on a basis consistent with the accounting practices applied in the financial statements of the Company referred to in Section 4.5, except for changes concurred in by Company’s independent public accountants and disclosed in Company’s financial statements or the notes thereto.
     “Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guaranty” means, collectively, each and every guaranty (including joinders, supplements and amendments thereof or thereto) delivered by a Borrower pursuant to Section 2.19.
     “Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.
     “Increased Amount Date” has the meaning set forth in Section 2.22(a).
     “Incremental Advance” has the meaning set forth in Section 2.22(a)(ii).
     “Incremental Lender” has the meaning set forth in Section 2.22(a).
     “Indemnified Liabilities” has the meaning set forth in Section 9.6.
     “Indemnitee” and “Indemnitees” has the meaning set forth in Section 9.6.
     “Interest Expense” means, with respect to any period, the aggregate interest expense (including capitalized interest) of the Company and its Subsidiaries (determined on a consolidated basis) for such period, including but not limited to the interest portion of any Capitalized Lease.
     “Interest Period” means, with respect to any Eurocurrency Rate Funding, a period of one, two, three or six months beginning on a Business Day, as elected by a Borrower; provided, however, that if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Business Day).
     “Investment” means any stock or other securities or evidence of indebtedness of, loans or advances to, or other interest in, any Person.
     “Investment Company Act” means the Investment Company Act of 1940, as amended.
     “Issuing Bank” means Wells Fargo, or a Lender designated pursuant to Section 2.21, acting as the bank issuing Letters of Credit.
     “Judgment Currency” has the meaning set forth in Section 2.13(b).
     “L/C Amount” means the sum of (a) the aggregate face amount of any issued and outstanding Letters of Credit, plus (b) amounts drawn under Letters of Credit for which the Lenders have neither been reimbursed nor effected a Borrowing.
     “L/C Application” has the meaning set forth in Section 2.7(b).
     “L/C Sublimit” means $20,000,000.
     “Lender Party” means the Lenders, the Administrative Agent, the Arranger, the Swing Line Lender and the Issuing Bank.
     “Lenders” means Wells Fargo, acting on its own behalf and not as Administrative Agent, each of the undersigned banks and any financial institution that becomes a Lender pursuant to the procedures set forth in Section 9.8 or otherwise, collectively.
     “Letter of Credit” has the meaning set forth in Section 2.7(a).
     “Leverage Ratio” means, as of the end of any fiscal quarter of the Company, the ratio of (a) Total Funded Debt as of that quarter-end, to (b) EBITDA during the period of four fiscal quarters ending on that quarter-end, all determined with respect to the Company and its Subsidiaries on a consolidated basis.
     “Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capitalized Lease, title retention contract or similar agreement.
     “Loan Documents” means this Agreement, the Notes, any L/C Application, the Fee Letter, any Guaranty, any Designation Letter and any amendments of any of the foregoing.
     “Material Adverse Change” means a material adverse change on (a) the business, condition (financial or otherwise), or operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its Obligations under this Agreement.
     “Material Part of the Assets” has the meaning set forth in Section 6.2.

     “Maximum Aggregate Commitment Amount” means $450,000,000, unless said amount is reduced pursuant to Section 2.10, in which event it means the amount to which said amount is reduced.
     “Moody’s” means Moody’s Investors Service, Inc. (or any legal successor thereto that is a nationally recognized statistical rating organization).
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
     “Note” means a Revolving Note or the Swing Line Note.
     “Obligations” means each and every debt, liability and obligation of every type and description arising under any of the Loan Documents which any Borrower may now or at any time hereafter owe to any Lender, the Administrative Agent or the Arranger, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, including but not limited to principal of and interest on the Notes and all fees due under this Agreement, the Fee Letter or any other Loan Document.
     “Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, and (c) all Synthetic Lease Obligations of such Person.
     “Organizational Documents” means, (a) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (b) with respect to any partnership, the partnership agreement of such partnership, (c) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.
     “Outstandings” means, at any time, an amount equal to the sum of (a) the aggregate principal balance of the Advances then outstanding, and (b) the L/C Amount then outstanding.
     “Participant” has the meaning set forth in Section 9.8(d).
     “Participant Register” has the meaning set forth in Section 9.8(d).
     “Patriot Act” has the meaning set forth in Section 9.18.
     “Payee” has the meaning set forth in Section 2.17(a).
     “Percentage” means, with respect to each Lender, the ratio of (a) that Lender’s Commitment Amount, to (b) the aggregate Commitment Amounts of all of the Lenders. For purposes of this definition only, following the Commitment Termination Date, each Lender’s

Commitment Amount shall be deemed to be the principal balance outstanding of that Lender’s Revolving Note.
     “Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Company or any Subsidiary thereof existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person or its Subsidiaries in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or to be held by such Person and not for purposes of speculation or taking a “market view;” and (b) such Swap Contracts do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligations to make payments on outstanding transactions to the defaulting party.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” means an employee benefit plan or other plan established or maintained by the Company or any Subsidiary or ERISA Affiliate and covered by Title IV of ERISA.
     “Platform” means SyndTrak Online or another similar electronic system.
     “Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
     “Priority Debt” means (a) any item of Total Funded Debt of the Company secured by a Lien created or incurred within the limitations of Section 6.1(m), and (b) any item of Total Funded Debt of any Subsidiary (other than any item of Total Funded Debt of a wholly-owned Subsidiary owing to another wholly-owned Subsidiary).
     “Pro Forma Basis” means, for purposes of calculating EBITDA for any period, that each Specified Transaction that has been consummated during the applicable period (and all other Specified Transactions that have been consummated by the Company or any Subsidiary during the applicable period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all of the capital stock of a Subsidiary or any division, business unit, product line or line of business, shall be excluded and (ii) in the case of an acquisition, shall be included, (b) any retirement of Total Funded Debt and (c) any Total Funded Debt incurred or assumed by the Company or any of its Subsidiaries in connection therewith and if such Total Funded Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Total Funded Debt as at the relevant date of determination; provided, that the foregoing pro forma adjustments may be applied to EBITDA solely to the extent that such adjustments (to the extent exceeding $50,000,000 with respect to any Specified Transaction) are made on a basis reasonably satisfactory to the Administrative Agent (after receipt of such related information or certificates from the Company as it deems appropriate).
     “Reference Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus .50% and (c) the Eurocurrency Base Rate plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the Eurocurrency Base Rate.
     “Register” has the meaning set forth in Section 9.8(c).
     “Rental Expense” means, with respect to any period, the aggregate amount of rental payments made by the Company and its Subsidiaries (determined on a consolidated basis) for such period with respect to operating leases.
     “Reportable Event” means (a) a “reportable event,” described in Section 4043 of ERISA and the regulations issued thereunder, in respect of any Plan, as to which notice is required to be given to the Pension Benefit Guaranty Corporation, (b) a withdrawal from any Plan, as described in Section 4063 of ERISA, (c) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, or (d) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.
     “Required Lenders” means one or more Lenders having an aggregate Percentage greater than 50%; provided that the Commitment of, and the portion of the Credit Extensions, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” of any Person means the chief financial officer, controller, chief accounting officer or treasurer thereof.
     “Revolving Advance” means an advance by a Lender to any Borrower pursuant to Section 2.1.
     “Revolving Note” has the meaning set forth in Section 2.1.
     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill Corporation (or any legal successor thereto that is a nationally recognized statistical rating organization).
     “Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and concurrently therewith lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or substantially similar property.
     “SEC” means the Securities and Exchange Commission.
     “Solvent” means, with respect to any Person, that as of the date of determination (a) the fair market value of the property of such Person is (i) greater than the total liabilities (including contingent liabilities) of such Person, and (ii) not less than the amount that will be required to pay the probable liabilities on such Person’s debts as they come due, considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.
     “Specified Currency” has the meaning set forth in Section 2.13(b).
     “Specified Transactions” means (a) any disposition of all or substantially all of the assets or capital stock of any Subsidiary of the Company or any division, business unit, product line or line of business that is material to the business of the Company and its Subsidiaries as a whole or (b) any acquisition (by merger, consolidation or otherwise) of any company or any division, business unit, product line or line of business that is material to the business of the Company and its Subsidiaries as a whole. For purposes hereof, any of the foregoing transactions which either (i) results in $50,000,000 or more of net adjustments to EBITDA or (ii) is designated as such by the Company to the Administrative Agent in writing within ten (10) Business Days of the consummation thereof shall be deemed material to the business of the Company and its Subsidiaries as a whole.
     “SPV” has the meaning provided in the definition of “Asset Securitization”.
     “Standard Securitization Undertakings” shall mean, with respect to an Asset Securitization, representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with such Asset Securitization, which are reasonably customary in asset securitizations for the types of assets subject to the respective Asset Securitization.
     “Subsidiary” means (a) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, (b) any partnership of which more than 50% of the partnership interest therein are directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries, and (c) any limited liability company or other form of business organization the effective control of which is held by the Company, the Company and one or more other Subsidiaries, or by one or more other Subsidiaries.
     “Substitute Lender” has the meaning set forth in Section 2.21.

     “Swap Contracts” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
     “Swing Line Advance” has the meaning provided in Section 2.20.
     “Swing Line Lender” has the meaning provided in Section 2.20.
     “Swing Line Note” has the meaning provided in Section 2.20.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic or off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment). The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP if such lease or agreement were accounted for as a Capitalized Lease.
     “Term Agreement” means the term credit agreement dated as of October 7, 2008 to which the Company, Wells Fargo, as administrative agent, and the Lenders (as defined therein) are parties, as from time to time modified and in effect.
     “Total Funded Debt” of any Person means (without duplication) (a) all indebtedness of such Person for borrowed money; (b) the deferred and unpaid balance of the purchase price owing by such Person on account of any assets or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business) if such purchase price is (i) due more than nine months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or a similar written instrument; (c) all Capitalized Lease obligations; (d) all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is non-recourse to such Person; (e) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (b) above); (f) indebtedness evidenced by bonds, notes or similar written instrument; (g) the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder (other than such letters of credit, bankers’ acceptances and drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (b) above); (h) net obligations of such Person under Swap Contracts which constitute interest rate agreements or currency agreements; (i) guaranty obligations of such Person with respect to Total Funded Debt of another Person (including Affiliates); (j) Off-Balance Sheet Liabilities; and (k) all Attributable Securitization Indebtedness; provided, however, that in no event shall any calculation of Total Funded Debt of the Company include deferred taxes.
     “Transfer” has the meaning provided in Section 6.2.
     “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
     “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association and a party to this Agreement.
Section 1.2 Times.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).
Section 1.3 Accounting Terms and Determinations.
     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that in the event of any Accounting Practices Change, then the Company’s compliance with the covenants set forth in the Financial Covenants shall be determined on the basis of generally accepted accounting principles in effect immediately before giving effect to the Accounting Practices Change, until such covenants are amended in a manner satisfactory to the Company and the Required Lenders in accordance with Section 9.14 hereof.
ARTICLE II
Amount and Terms of the Loans and Letters of Credit
Section 2.1 Revolving Advances.
     Each Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make Revolving Advances to the Borrowers from time to time during the period from the date hereof to and including the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding that Lender’s Commitment Amount, less that Lender’s Percentage (giving effect to Section 2.7(j) with respect to Letters of Credit) of the sum of the then outstanding Swing Line Advances and the then outstanding L/C Amount. The total amount of the Revolving Advances outstanding hereunder at any time shall not exceed the Aggregate Commitment Amount minus the sum of the then outstanding Swing Line Advances and the then outstanding L/C Amount. Within the limits of each Lender’s Commitment Amount, the Borrowers may borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.1. If so requested by any Lender, the obligation of any Borrower to repay Revolving Advances made by that Lender shall be evidenced by a single promissory note of such Borrower (each, a “Revolving Note”) payable to the order of that Lender, substantially in the form of Exhibit B hereto. The Revolving Advances shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in Section 2.3.

Section 2.2 Procedure for Making Revolving Advances.
     Each Borrowing under Section 2.1 shall occur following written notice from a Borrower to the Administrative Agent or telephonic request from any person purporting to be authorized to request Advances on behalf of a Borrower. Each such notice or request shall specify (a) the identity of the Borrower (if other than the Company), (b) the date of the requested Borrowing, (c) the amount thereof, (d) if any portion of such Borrowing will bear interest at a Eurocurrency Rate or be made in an Alternative Currency, the Interest Period selected by the applicable Borrower with respect thereto, and (e) if such Borrowing will be made in an Alternative Currency, the Alternative Currency in which such Borrowing will be made. Such notice or request must be received by the Administrative Agent not later than 11:00 a.m. on the day on which such Borrowing is to occur or, if all or any portion of the Borrowing will bear interest at a Eurocurrency Rate or be made in an Alternative Currency, not later than three Business Days (or in the case of an Alternative Currency Funding, four Business Days) prior to the date on which such Borrowing is to occur. Concurrent with any such notice or request, the applicable Borrower shall deliver to the Administrative Agent in writing (which may be by facsimile transmission) the certificate required by Section 3.3(b). Upon receiving a request for a Borrowing under Section 2.1, and in any event not later than 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurocurrency Rate or be made in an Alternative Currency, the close of business on the day that the request is received, the Administrative Agent will notify the Lenders of the amount of the requested Borrowing, the amount of each Lender’s Revolving Advance with respect thereto, and, if applicable, the fact that the Borrowing will bear interest at a Eurocurrency Rate and the Interest Period selected by the applicable Borrower. Upon fulfillment of the applicable conditions set forth in Article III, each Lender shall remit its Percentage of the requested Borrowing to the Administrative Agent in immediately available funds. So long as a Lender receives notice of the requested Borrowing prior to 1:30 p.m. on the date that the requested Borrowing is to occur, or, if the requested Borrowing is to bear interest at a Eurocurrency Rate, the close of business on the day that the request is received, that Lender will make its Revolving Advance with respect to that Borrowing available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent not later than 3:00 p.m. on the date called for in such notice. Prior to the close of business on the day of the requested Borrowing, the Administrative Agent shall disburse such funds by crediting the same to the applicable Borrower’s demand deposit account maintained with the Administrative Agent or in such other manner as the Administrative Agent and the applicable Borrower may from time to time agree. The Administrative Agent shall have no obligation to disburse the requested Borrowing if any condition set forth in Article III has not been satisfied on the day of the requested Borrowing. Each Borrowing shall be in the amount of $500,000 or an integral multiple of $100,000 greater than $500,000; provided, however, that any portion of such Borrowing bearing interest at a Eurocurrency Rate must be in the amount of $3,000,000 or an integral multiple of $1,000,000 greater than $3,000,000. The applicable Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Administrative Agent. However, the Borrowers shall be obligated to repay all Advances for which any Borrower actually received the moneys (including but not limited to all Advances the proceeds of which were deposited in any account of a Borrower) or in respect of which the Administrative Agent reasonably believed the person requesting the same to be authorized to do so, notwithstanding the fact that the person requesting the same was not in fact authorized so to do. Any request for an Advance shall be deemed to be a representation that the statements set forth in Section 3.3 are correct. Notwithstanding the foregoing or any other provision hereof, Borrowings which are not denominated in Dollars (and continuations, payments and prepayments thereof) may be made in such amounts and increments in the applicable Alternative Currency as may from time to time be prescribed by or acceptable to the Administrative Agent acting reasonably.
Section 2.3 Interest.
     (a) The Revolving Advances shall bear interest on the unpaid principal amount thereof from the date thereof until paid as set forth in this Section 2.3.
     (b) Except as set forth in this Section, the principal balance of each Revolving Advance shall bear interest at the Base Rate.
     (c) The principal balance of each Eurocurrency Rate Funding shall bear interest at the Eurocurrency Rate applicable thereto during the Interest Period applicable thereto.
     (d) At the election of a Borrower, which may be exercised from time to time, a Borrower may request in writing or by telephone that a Eurocurrency Rate be applicable for the portion of the outstanding principal balance of the Revolving Advances to that Borrower (including any Revolving Advance requested or to be requested) and for the Interest Period indicated by that Borrower in its request; provided, however, that in no event shall more than eight Eurocurrency Rate Fundings be outstanding at any one time as to all Borrowers combined; and provided further that this paragraph (d) (other than the preceding proviso) shall not be applicable to Alternative Currency Fundings. The portion of the outstanding balance of the Revolving Advances for which a Eurocurrency Rate is requested (i) must be in the amount (as to all Revolving Advances combined) of $3,000,000 or an integral multiple of $1,000,000 greater than $3,000,000, and (ii) if such request relates to Revolving Advances already outstanding, must, on the first day of the applicable Interest Period, either (1) bear interest at the Base Rate, or (2) bear interest at a Eurocurrency Rate with respect to which the Interest Period expires on such first day. In no event may a Borrower select an Interest Period extending beyond the Commitment Termination Date. A request for a Eurocurrency Rate (i) must be received by the Administrative Agent before 10:00 a.m. on the day three Business Days before the first day of the proposed Interest Period (and the Administrative Agent shall give the Lenders prompt notice thereof), and (ii) may not be rescinded by a Borrower after such request has been made. Subject to the terms and conditions set forth herein, the applicable Eurocurrency Rate shall (subject to fluctuations in the applicable Eurocurrency Rate Margin) be the interest rate applicable for the proposed Interest Period to the portion of the outstanding principal balance of the Revolving Advances to which the Eurocurrency Rate request related (and the remaining part of the principal balance of the Revolving Advances, if any, shall continue to bear interest at the rate or rates previously applicable to such amounts). At the termination of such Interest Period, the interest rate applicable to the portion of the principal balance of the Revolving Advances to which the Eurocurrency Rate request was applicable shall revert to the Base Rate unless a new Eurocurrency Rate request is made by a Borrower in accordance with this Agreement. Notwithstanding anything to the contrary in this Section, (i) the Administrative Agent shall have no obligation to permit the application of a Eurocurrency Rate for any Interest Period if any Lender, in its sole discretion, determines that deposits in amounts equal to the requested amount, maturing at the end of the proposed Interest Period are not readily available to such Lender from major banks in the London interbank market, and (ii) without the consent of the Required Lenders, the Administrative Agent will not permit the application of a Eurocurrency Rate for any interest period if a Default or Event of Default has occurred and is continuing when the request for the Eurocurrency Rate is made. Absent manifest error, the records of the Administrative Agent shall be conclusive evidence as to the amount of the Revolving Advances bearing interest at a Eurocurrency Rate, the applicable Eurocurrency Rate and the date on which the Interest Period applicable to such Eurocurrency Rate expires.
     (e) If any Lender, in its sole discretion, determines that it is unlawful for it to continue to maintain its portion of any Eurocurrency Rate Funding outstanding at the time of such determination, such Lender may, by notice to the Administrative Agent and the Company, require the immediate repayment thereof or, if legally permissible, convert its portion of such Eurocurrency Rate Funding to a Revolving Advance bearing interest at the Base Rate in an amount equal to the Dollar Equivalent of such portion of the applicable Eurocurrency Rate Funding. Any such Revolving Advance shall be applied to the prepayment of that Lender’s portion of such Eurocurrency Rate Funding, but (i) no amount shall be required to be paid under Section 2.16 on account of such prepayment, and (ii) except as provided in Section 7.2 upon acceleration of the Obligations, no interest shall be due and payable with respect to such Revolving Advance until the end of the applicable Interest Period.
     (f) Unless the Borrowers repay an Alternative Currency Funding on the expiration of the Interest Period applicable thereto in the applicable Alternative Currency (whether through a new Borrowing in the applicable Alternative Currency or otherwise), the outstanding principal balance of such Alternative Currency Funding shall be converted from the applicable Alternative Currency to Dollars on the expiration of such Interest Period. Upon any such conversion to Dollars, the Dollar Equivalent resulting from such conversion (as determined by the Administrative Agent) shall be deemed a Borrowing by the applicable Borrower from the Lenders hereunder consisting of Revolving Advances by each Lender in proportion to their shares of the corresponding Alternative Currency Funding. The principal balance of such Borrowing shall initially bear interest at the Base Rate, but the rate of interest that applies to such Borrowing may be converted in accordance with paragraph (d).
     (g) If, as a result of any conversion of an Alternative Currency Funding to Dollars pursuant to paragraph (f) or any conversion of the Lenders’ reimbursement obligation with respect to any Alternative Currency Letter of Credit pursuant to Section 2.7, the sum of the Dollar Equivalent of all Outstandings exceeds the aggregate Commitment Amounts of the Lenders, the Borrowers shall on demand by the Administrative Agent repay the amount of such excess, together with interest thereon from the date of such conversion until payment at the Base Rate.
Section 2.4 Limitation of Outstandings.
     If at any time (as determined by the Administrative Agent acting reasonably, based upon the Dollar Equivalent of all Outstandings), (a) solely because of currency fluctuation, the outstanding principal amount of all Revolving Advances plus the sum of the then outstanding Swing Line Advances and the then outstanding L/C Amount exceeds one hundred and three percent (103%) of the Aggregate Commitment Amount or (b) for any other reason, the outstanding principal amount of all Revolving Advances plus the sum of all then outstanding Swing Line Advances and the then outstanding L/C Amount exceeds the Aggregate Commitment Amount, then, in each such case, the Administrative Agent shall so notify the Company in writing and such notice shall include a reasonably detailed calculation of the excess amount, and, within two Business Days following the receipt of such notice by the Company, the Company shall do, or cause to be done, any of the following (or any combination of the following) solely to the extent necessary for the Dollar Equivalent of all Outstandings not to exceed the Aggregate Commitment Amount: the Company shall, or shall cause another Borrower to, as applicable, (i) repay outstanding Swing Line Advances (and/or reduce any pending request for a borrowing of such Swing Line Advances submitted in respect of such Swing Line Advances on such day) in whole or in part (ii) repay outstanding Revolving Advances which are Base Rate Fundings (and/or reduce any pending requests for a borrowing or continuation or conversion of such Base Rate Fundings submitted in respect of such fundings on such day) in whole or in part (iii) repay outstanding Revolving Advances which are Eurocurrency Rate Fundings denominated in Dollars (and/or reduce any pending requests for a borrowing or continuation or conversion of such fundings submitted in respect of such fundings on such day) in whole or in part (iv) repay outstanding Alternative Currency Fundings (and/or reduce any pending requests for a borrowing or continuation or conversion of such fundings submitted in respect of such fundings on such day) in whole or in part or (v) with respect to any Letters of Credit then outstanding, make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders (such cash collateral to be applied in accordance with Section 2.7(j)), and the Dollar Equivalent of such cash collateral shall be applied towards reduction of any excess of the Dollar Equivalent of all Outstandings over the Aggregate Commitment Amount.
Section 2.5 Principal and Interest Payment Dates.
     (a) Interest. Interest accruing at the Base Rate shall be due and payable on the last day of each March, June, September and December and on the Commitment Termination Date and, after the Commitment Termination Date, upon demand. Interest accruing at a Eurocurrency Rate shall be due and payable on the last day of the applicable Interest Period or, if an Interest Period is in excess of three months, on the date that is three months after the beginning of the Interest Period and after each such interest payment date thereafter, on the last day of the Interest Period and on the Commitment Termination Date and, after the Commitment Termination Date, upon demand.
     (b) Principal. The principal balance of the Revolving Advances shall be due and payable in full on the Commitment Termination Date.
Section 2.6 Default Rates.
     Upon the occurrence of any Event of Default, and so long as such Event of Default continues without written waiver thereof by the Lenders, a default increment equal to 200 basis points (2.00%) shall be added to the Base Rate Margin, Eurocurrency Rate Margin and Facility Fee Rate. Inclusion of such default increment in calculating the Base Rate Margin, Eurocurrency

Rate Margin and Facility Fee Rate shall not be deemed a waiver or excuse of any such Event of Default.
Section 2.7 Letters of Credit.
     (a) Any Borrower may from time to time request that the Issuing Bank issue one or more letters of credit (each, together with each Existing Letter of Credit, a “Letter of Credit”) for the account of that Borrower. No Letter of Credit shall be issued if (i) the Dollar Equivalent of the face amount of that Letter of Credit, together with the sum of the then-applicable L/C Amount and the aggregate principal balance of the Advances then outstanding, would exceed the aggregate Commitment Amounts, or (ii) the Dollar Equivalent of the face amount of that Letter of Credit, together with the then-applicable L/C Amount, would exceed the L/C Sublimit.
     (b) At least three days prior to the issuance of each Letter of Credit, the applicable Borrower shall execute a letter of credit application and reimbursement agreement in the Issuing Bank’s standard form, as required by the Issuing Bank (an “L/C Application”).
     (c) Each Letter of Credit shall be denominated in Dollars or an Alternative Currency specified by the applicable Borrower in its application and reimbursement agreement.
     (d) Each Letter of Credit shall be issued in a form acceptable to the Issuing Bank. Unless otherwise approved by all of the Lenders, no Letter of Credit shall have an initial or any renewal term ending more than one year after the date of issuance or renewal, as applicable, or ending later than five Business Days prior to the Commitment Termination Date; provided, however, that a Letter of Credit may have a term extending for up to one year after the Commitment Termination Date subject to the requirement that the Borrowers either provide cash collateral in an amount equal to the L/C Amount of such Letter of Credit pursuant to Section 2.7(h) or cause a “back to back” standby letter of credit satisfactory to the Issuing Bank to be provided to the Issuing Bank at or prior to the time of the issuance of such Letter of Credit.
     (e) A letter of credit fee shall be due and payable to the Administrative Agent for the benefit of the Lenders in connection with each Letter of Credit. The letter of credit fee payable with respect to each standby Letter of Credit shall be computed at an annual rate equal to the applicable Eurocurrency Rate Margin in effect from time to time, applied to the face amount of such Letter of Credit outstanding from time to time, from and including the date of issuance of such Letter of Credit until the expiration thereof, payable in arrears on the last day of each calendar quarter and on the expiration date of such Letter of Credit. The letter of credit fee payable with respect to each commercial Letter of Credit shall be computed at an annual rate equal to one half (50%) of the applicable Eurocurrency Rate Margin in effect on the issuance date, applied to the initial face amount of such Letter of Credit, payable on the date of issuance. In addition to the applicable letter of credit fee, a fronting fee shall be due and payable to the Administrative Agent for the account of the Issuing Bank in connection with each Letter of Credit, in the amount specified in the Fee Letter. In addition, the Borrowers shall pay or reimburse the Issuing Bank for such additional fees as are specified in the Fee Letter and for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit. Notwithstanding the foregoing, for any period during which a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any letter of credit fees pursuant to this Section 2.7(e) otherwise payable to the account of such Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the Issuing Bank pursuant to Section 2.7(k), but instead, the Borrower shall pay to the non-Defaulting Lenders the amount of such letter of credit commissions in accordance with the upward adjustments in their respective Percentages allocable to such Letter of Credit pursuant to Section 2.7(j), with the balance of such fee, if any, payable to the Issuing Bank for its own account.
     (f) The Borrowers shall pay the amount of each draft drawn under any Letter of Credit to the Issuing Bank on demand (or, if demand is not earlier made, on the Commitment Termination Date), together with interest at the Base Rate from the date that such draft is paid by the Issuing Bank until payment of such amount in full. The Issuing Bank shall provide notice to the Company or the applicable Borrower of payment of the draft within one Business Day of such payment. The Issuing Bank may (at its option) charge any deposit account maintained by any Borrower with the Issuing Bank for the amount of any draft drawn under a Letter of Credit. Unless the Borrowers make such payment with respect to an Alternative Currency Letter of Credit in the applicable Alternative Currency on the same Business Day as the day of payment of such draft by the Issuing Bank, the Borrowers’ obligation to pay the amount of such draft shall be converted from the applicable Alternative Currency to Dollars following such payment by the Issuing Bank.
     (g) Each Lender shall be deemed to hold a participation interest in each Letter of Credit equal to that Lender’s Percentage of the face amount of that Letter of Credit. If the Issuing Bank makes any payment pursuant to the terms of any Letter of Credit and is not promptly reimbursed, the Issuing Bank may request that each other Lender pay such Lender’s Percentage of the unreimbursed amount (which amount shall, in the case of an Alternative Currency Letter of Credit, have been converted to Dollars as set forth in Section 2.7(f)). Upon receipt of any such request prior to 1:30 p.m. on a Business Day, the recipient shall be unconditionally and irrevocably obligated to pay its Percentage of the unreimbursed amount to the Issuing Bank in immediately available funds prior to 3:00 p.m. on such date. Notices received after 1:30 p.m. shall be deemed to have been received on the following Business Day. If payment is not made by a Lender when due hereunder, interest on the unpaid amount shall accrue from and including the date of the Issuing Bank’s request to the date of payment at the Federal Funds Rate. After making any payment to the Issuing Bank under this subsection in connection with a particular Letter of Credit, a Lender shall be entitled to participate to the extent of its Percentage in the related reimbursements received by the Issuing Bank from the Borrowers or otherwise. Upon receiving any such reimbursement, the Issuing Bank will distribute to each Lender its Percentage of such reimbursement. At the option of the Administrative Agent, payment by the Lenders hereunder may be deemed a Revolving Advance.
     (h) Unless otherwise agreed by each Lender in writing, the Borrowers shall deposit in the Cash Collateral Account, on the fifth Business Day preceding the Commitment Termination Date, an amount equal to the then-applicable L/C Amount, less the balance (if any) then outstanding in the Cash Collateral Account. Such deposit shall be made (i) with respect to each Alternative Currency Letter of Credit, in the applicable Alternative Currency, and (ii) with respect to each Letter of Credit denominated in Dollars, in Dollars.

     (i) From and after the effectiveness of the obligation of the Lenders to make the initial Credit Extension as described in Section 3.1, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.
     (j) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire or fund participations in Letters of Credit pursuant to this Section 2.7, the “Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Advances shall not exceed the positive difference, if any, of (A) the Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Advances of that Lender.
     (k) Notwithstanding anything to the contrary contained in this Section 2.7, the Issuing Bank shall not be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to it to eliminate the Issuing Bank’s risk with respect to any such Defaulting Lender’s reimbursement obligations hereunder (it being understood that arrangements pursuant to Section 2.7(j) or cash collateralizing such Defaulting Lender’s Percentage of the liability with respect to such Letter of Credit shall be deemed satisfactory to the Issuing Bank). On demand by the Issuing Bank or the Administrative Agent from time to time, the Borrowers shall cash collateralize each Defaulting Lender’s Percentage of the outstanding L/C Amount on terms reasonably satisfactory to the Administrative Agent and the Issuing Bank. Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of the Issuing Bank) for the payment and performance of each Defaulting Lender’s Percentage of outstanding Letters of Credit. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank immediately for each Defaulting Lender’s Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrowers or such Defaulting Lender pursuant to the terms of this Section 2.7.
Section 2.8 Facility Fee.
     (a) The Company shall pay to the Administrative Agent, for the benefit of the Lenders, a facility fee computed each day from the Effective Date through the Commitment Termination Date (and thereafter so long as there shall be any Outstandings) at an annual rate equal to the Facility Fee Rate in effect on such day applied to the Aggregate Commitment Amount (whether used or unused) hereunder; provided, however, that for any period during which such Lender is a Defaulting Lender, such Defaulting Lender (i) shall not be entitled to receive any such facility fee (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
     (b) The facility fee set forth in this Section shall be due and payable quarterly in arrears on the last day of each March, June, September and December during the term of the

Commitments. Any facility fees remaining unpaid on the Commitment Termination Date shall be due and payable on that date and any facility fees accruing thereafter shall be payable upon demand.
Section 2.9 Other Fees.
     The Borrowers shall pay to the Administrative Agent and the Arranger (a) for the benefit of the Lenders, the upfront fee set forth in the Fee Letter, and (b) for the Administrative Agent’s and Arranger’s own account and not for the benefit of the Lenders, certain additional fees in the amounts set forth in the Fee Letter.
Section 2.10 Termination or Reduction of the Commitment.
     The Company shall have the right at any time and from time to time upon three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders) permanently to terminate the Commitments in whole or permanently to reduce the Commitment Amounts in part, without penalty or premium, provided that (a) the Commitments may not be terminated while any Advance or L/C Amount remains outstanding, (b) each partial reduction shall be in the aggregate amount of $5,000,000 or a multiple thereof, (c) any partial reduction of the Commitment Amounts shall be pro rata as to each Lender in accordance with that Lender’s Percentage, and (d) no reduction shall reduce the Commitment Amounts to an amount less than the sum of the aggregate Credit Extensions outstanding (after giving effect to any prepayments of Advances to be made on or prior to the effective date of such reduction) at the time. Each reduction in the Commitment Amounts hereunder shall constitute a corresponding reduction in the Maximum Aggregate Commitment Amount.
Section 2.11 Voluntary Prepayments.
     The Borrowers may prepay the Advances in whole or in part, without penalty or premium, at any time and from time to time; provided that (a) any prepayment of the Revolving Advances shall be applied pro rata to the prepayment of each Lender’s Revolving Advances, (b) any prepayment of the full amount of the Advances shall include accrued interest thereon, (c) any prepayment of any Eurocurrency Rate Funding shall be accompanied by compensation as specified in Section 2.16, (d) any prepayment of any Eurocurrency Rate Funding that is not an Alternative Currency Funding shall be made only upon three Business Days’ prior notice, and any prepayment of any Alternative Currency Funding shall be made only upon four Business Days’ prior notice, and (e) each prepayment of the Revolving Advances (other than prepayment of the Revolving Advances in full) shall be in the principal amount of $1,000,000 or an integral multiple of $1,000,000. Each partial prepayment of principal on the Advances shall be applied, first, to that portion of such Advances bearing interest at the Base Rate, and, second, to that portion of such Advances bearing interest at a Eurocurrency Rate, in inverse order of the maturities of the Interest Periods applicable thereto.
Section 2.12 Computation of Interest and Fees.
     All interest on Base Rate Fundings accruing based on the Prime Rate will be calculated based on the actual days elapsed in a year of 365 or 366 days, as the case may be. All other interest and all fees hereunder shall be computed on the basis of actual number of days elapsed in a year of 360 days.
Section 2.13 Payments.
     (a) All payments of the Obligations shall be made to the Administrative Agent in immediately available funds, without setoff or counterclaim at such office as the Administrative Agent may from time to time designate. All payments of principal and interest on any Advance shall be made in Dollars, except that Alternative Currency Fundings and reimbursement obligations arising from Alternative Currency Letters of Credit shall be repaid in that same Alternative Currency or converted as set forth in Section 2.7(f). Payments received after noon on any day shall be deemed received on the next succeeding Business Day. Subject to Section 9.8(c), the Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and the Administrative Agent in the ordinary course of business. Each Borrower hereby authorizes the Administrative Agent to charge against any demand deposit account the Borrowers maintain with the Administrative Agent an amount equal to the accrued interest and fees from time to time due and payable to the Lender Parties under the Notes or hereunder, or (at the Lenders’ option) to effect a Borrowing in such amount, all without receipt of any request for such charge or Borrowing.
     (b) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars or any Alternative Currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with that amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrowers with respect to any such sum due from it to the Administrative Agent or any Lender (each, an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Judgment Currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer to the required location of payment the Alternative Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrowers hereby, as a separate obligation and notwithstanding any such judgment, agree to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the applicable Alternative Currency, any difference between the sum originally due to such Entitled Person in the Alternative Currency and the amount of the Alternative Currency so purchased and transferred on that Business Day.
     (c) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 2.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and/or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank and/or the Swing Line Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Advance or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender, the Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Advances or funded participations in Swing Line Advances or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Advances or funded participations in Swing Line Advances or Letters of Credit were made at a time when the conditions set forth in Section 3.3 were satisfied or waived, such payment shall be applied solely to pay the Revolving Advances of, and funded participations in Swing Line Advances or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Advances of, or funded participations in Swing Line Advances or Letters of Credit owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.13(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
Section 2.14 Payment on Non-Business Days.
     Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of payment of interest thereon.
Section 2.15 Use of Advances and Letters of Credit.
     The proceeds of each Borrowing, and each Letter of Credit, shall be used by the Borrowers for their general corporate purposes (including commercial paper backup).
Section 2.16 Funding Indemnification.
     The Borrowers shall, in addition to other amounts payable hereunder, also compensate any Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all losses and expenses in respect of any interest or other consideration paid by that Lender to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of that Lender’s Eurocurrency Rate Fundings which that Lender may sustain to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds if any prepayment of any such portion occurs on a date that is not the expiration date of the relevant Interest Period or if a Borrowing or prepayment in whole or in part of a Eurocurrency Rate Funding fails to occur. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how that Lender computed such loss or expense) shall be promptly submitted by that Lender to the Company and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or expense may be computed as though that Lender acquired deposits in the London interbank market to fund that portion of the principal balance whether or not that Lender actually did so.
Section 2.17 Taxes.
     (a) All payments made by the Borrowers to the Administrative Agent or any Lender (herein any “Payee”) under this Agreement or any of the Loan Documents shall be made free and clear of and without deduction or withholding for or on account of any present or future “Taxes” (as defined or below) imposed by any governmental or other taxing authority, except as required by law. As used herein, the term “Taxes” shall include all income, excise and other taxes, duties or charges of whatever nature imposed on a Payee (other than (i) taxes based on or measured by the net income of the Payee, taxes based on or measured by the gross receipts of the Payee (excluding any withholding taxes and gross income taxes corresponding to withholding taxes imposed under applicable law) and franchise taxes, (ii) taxes on doing business or measured by or imposed upon the capital or net worth of any such Payee, (iii) branch profits taxes or similar taxes, in the case of (i) — (iii) imposed by the government or other taxing authority of the country, state or political subdivision in which such Payee is organized or incorporated or in which such Payee’s principal executive office or the office through which the Payee is acting is located or in which the Payee is otherwise subject to taxation, (iv) any taxes imposed as a result of a present or former connection between the Payee and the jurisdiction imposing such taxes; (other than a connection arising solely from such Payee having executed, delivered, enforced, became a party to, performed its obligations or received payments under, or engaged in any other transaction pursuant to this Agreement or any Loan Document) and (v) any taxes imposed by FATCA (such excluded taxes specified in (i) — (v) being herein called “Excluded Taxes”)). If any Borrower is compelled by law to make any such deductions or withholdings of Taxes it will:
(i)	pay to the relevant authorities the full amount required to be so withheld or deducted;

(ii)	except to the extent that such deduction or withholding of Taxes results from the failure by any Payee to comply with Section 2.17(d) or the relevant Assignment and Assumption, pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by each Payee after such deductions or withholdings of Taxes (including any required deduction or withholding on such additional amounts) shall equal the amount such Payee would have received had no such deductions or withholdings been made; and

(iii)	promptly forward to the Administrative Agent (for delivery to such Payee) an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authorities.
     (b) If any Taxes required to be deducted or withheld and paid to the relevant authority, are subject to indemnification by any Borrower pursuant to Section 2.17(a) and are directly asserted against any Payee, such Payee may pay such Taxes and the Borrowers promptly shall reimburse such Payee to the full extent otherwise required by Section 2.17(a). The obligations of the Borrowers under this Section 2.17 shall survive any termination of this Agreement.
     (c) Any Payee that is a “United States Person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Company and the Administrative Agent on or prior to the date on which such Payee becomes a Payee under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Payee is a United States Person. In addition, each Payee will deliver to the Company and the Administrative Agent new executed originals Internal Revenue Service Form W-9 promptly upon learning of the obsolescence or invalidity of any form previously delivered by such Payee or will promptly notify the Company and the Administrative Agent of any legal inability to do so.
     (d) If any Payee is organized under the laws of any jurisdiction other than the United States or any state thereof, such Payee will, prior to the date it becomes a party hereto, furnish to the Administrative Agent and the Company either original, accurate and duly executed U.S. Internal Revenue Service Form W-8BEN, or original, accurate and duly executed U.S. Internal Revenue Service Form W-8ECI (or, in each case, any successor forms), as applicable, wherein such Payee will certify as to such Payee’s entitlement to complete exemption from U.S. federal withholding tax on all payments under any Loan Document. In addition, each Payee will deliver such forms promptly upon learning of the obsolescence or invalidity of any forms previously delivered by such Payee; provided, however, that a Payee shall not be obligated to deliver such additional forms claiming complete exemption from U.S. federal withholding tax on all payments under the Loan Documents pursuant to this sentence if it is unable to deliver such forms as a result of a change, after the date the Payee becomes a party hereto, in statute, tax treaty or regulation since the date of any U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI (or, in each case, any successor forms), as applicable, previously delivered by such Payee. In addition, each Payee shall deliver, to the extent legally entitled to do so, upon reasonable request by any Borrower, to such Borrower and the Administrative Agent, such other original, accurate and duly executed forms and documents as may be reasonably required to establish the legal entitlement of such Payee to an exemption from tax or withholding with respect to payments under this Agreement or any other Loan Documents. The Borrowers shall not be required to pay additional amounts to any Payee (or reimburse any Payee for) pursuant to this Section 2.17 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Payee to comply with this Section 2.17(d).
     (e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall (i) enter into such agreements with the IRS as necessary to establish an exemption from withholding under FATCA; (ii) comply with any certification, documentation, information, reporting or other requirement necessary to establish an exemption from withholding under FATCA; (iii) provide any documentation reasonably requested by the Company or the Administrative Agent sufficient for the Administrative Agent and the Company to comply with their respective obligations, if any, under FATCA and to determine that such Lender has complied such applicable requirements; and (iv) provide a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Lender certifying that such Lender has complied with any necessary requirements to establish an exemption from withholding under FATCA. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Bank, such Lender or Issuing Bank shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent revised and/or updated documentation sufficient for the Company and the Administrative Agent to confirm such Lender’s or such Issuing Bank’s compliance with their respective obligations under FATCA.
     (f) The amount that the Borrowers shall be required to pay to any Payee pursuant to Section 2.17(a) or (b) shall be reduced by the amount of any refund, credit or allowance which such Payee receives in respect of Taxes as to which it has received additional amounts or has been indemnified by the Borrowers as reasonably determined by such Payee; provided, however, that (i) such Payee’s determination of the amount of such refund, credit or allowance and the date on which it is received shall be conclusive, absent manifest error, (ii) no Payee shall be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with a Payee’s right to manage its tax affairs in whatever manner it sees fit, and (iv) if such Payee shall subsequently determine that it has lost the benefit of all or a portion of such refund, credit or allowance, the Borrowers shall promptly remit to such Payee the amount certified by such Payee to be the amount necessary to restore such Payee to the position it would have been in if no payment of such refund, credit or allowance or such portion thereof, as applicable, had been made pursuant to this Section 2.17(f).
     (g) If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent or any Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form, if any, required to be delivered under paragraph (d) above was not delivered or properly completed, because such Lender failed to notify the Administrative Agent or that Borrower of a change in circumstances which rendered its exemption from withholding ineffective, or due to any other act, or failure to act, of such Lender), such Lender shall indemnify the Administrative Agent or that Borrower, as applicable, fully for all amounts paid, directly or indirectly, by the Administrative Agent or that Borrower, as applicable, as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent or that Borrower, as applicable, under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent or that Borrower, as applicable, which attorneys may be employees of the Administrative Agent or that Borrower, as applicable). The obligations of the Lender under this Section 2.17(g) shall survive the payment of the Obligations and termination of this Agreement.
     (h) Each Lender shall severally indemnify (i) the Administrative Agent within ten (10) days after demand therefor, for any Taxes (other than Excluded Taxes), but only to the extent that the Company has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so and (ii) the Administrative Agent and the Borrowers, as applicable, within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, or the Borrowers, as applicable, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrowers, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under any Loan Document against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent. The Company shall indemnify the Administrative Agent, within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by this paragraph (h); provided that, such Lender shall indemnify the Company to the extent of any payment the Company makes to the Administrative Agent pursuant to this sentence. In addition, the Company shall indemnify the Administrative Agent, each Lender, and the Issuing Bank, within ten (10) days after demand therefore, for any incremental Taxes that may become payable by such Administrative Agent, Lender (or its beneficial owners) or Issuing Bank as a result of any failure of any Borrower to pay any Taxes required to be borne by the Borrowers under Section 2.17(a) or (b) (excluding Taxes or additional amounts resulting from a failure of the Payee to comply with Section 2.17(d)) when due to the appropriate Governmental Authority (except to the extent that such failure results from any failure of the Administrative Agent) or to deliver to such Administrative Agent, pursuant to Section 2.17(a), documentation evidencing the payment of Taxes.
Section 2.18 Increased Costs; Eurocurrency Rate Availability.
     (a) Increased Costs Generally. If any Change in Law binding on or applicable to any Lender or the Issuing Bank shall:
(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, such Lender (except any reserve requirement reflected in the Eurocurrency Rate) or the Issuing Bank, as the case may be;

(ii)	subject such Lender or the Issuing Bank, as the case may be, to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Advance

made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank, as the case may be, in respect thereof (except for taxes deducted, withheld or otherwise covered by Sections 2.17(a) and (b) or any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)	impose on such Lender or the Issuing Bank, as the case may be, or the London interbank market any other condition, cost or expense (other than any taxes) affecting this Agreement or Eurocurrency Rate Advances made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any Eurocurrency Rate Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or the Issuing Bank, as the case may be, that complies with paragraph (c) below, the Borrowers shall promptly pay to any such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time within ten Business Days following written request of such Lender or such Issuing Bank, as the case may be, that complies with paragraph (c) below, the Borrowers shall promptly pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. Any request from any Lender or the Issuing Bank for payment of additional amounts pursuant to Section 2.18(a) or (b) shall include certification (i) that one of the events described in Section 2.18(a) or (b) has occurred and describing in reasonable detail the nature of such event, (ii) as to the reduction of the rate of return on capital resulting from such event and (iii) as to the additional amount or amounts requested by such Lender or the Issuing Bank, as the case may be, and a reasonably detailed explanation of the calculation thereof. A certificate of a Lender or the Issuing Bank complying with the immediately preceding sentence and setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding the foregoing, neither any Lender nor the Issuing Bank shall make demand for payment of increased costs under this Section unless such Lender or the Issuing Bank, as the case may be, is generally imposing such increased costs on its similarly situated customers.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Additional Reserve Costs. For so long as any Lender is required to make special deposits with the Bank of England and/or The Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the Bank of England, the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the computation of the Eurocurrency Rate) in respect of any of such Lender’s Eurocurrency Rate Advances, such Lender shall be entitled to require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Advances subject to such requirements, additional interest on such Advance at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Advance. Any additional interest owed pursuant to this subsection shall be determined in reasonable detail by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Advance, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Advance.
     (f) Limitation on Obligations of Company. Notwithstanding anything to the contrary in Section 2.17 or this Section 2.18, if a Lender changes its applicable lending office (other than (i) pursuant to paragraph (g) below or (ii) after an Event of Default under Section 7.1(a), (h) or (i) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Company to become obligated to pay any additional amount or compensation under Section 2.17 and this Section 2.18, the Company shall not be obligated to pay such additional amount.

     (g) Designation of a Different Lending Office. If any Lender requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or requests compensation under Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (h) Eurocurrency Rate Availability. If the Required Lenders or the Administrative Agent determine that, by reason of circumstances affecting the relevant market, in connection with any request for a Eurocurrency Rate Funding or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Funding and as a result the Eurocurrency Base Rate cannot be determined as provided in the definition thereof, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Funding, or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Funding does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Fundings shall be suspended (as set forth in the immediately following sentence with respect to pending or outstanding Eurocurrency Rate Fundings) until the Administrative Agent (acting on its own or at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (a) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Funding or, failing that, will be deemed to have converted such request into a request for a Base Rate Funding in the amount specified therein and (b) any Advances that were to be continued as Eurocurrency Rate Advances shall, on the first day of the Interest Period immediately succeeding the date of receipt of such notice (or if such notice has been received on the first day of an Interest Period, on such date), be continued as Advances bearing interest at the Base Rate.
Section 2.19 Guarantees.
     (a) Delivery of Subsidiary Guaranties. Concurrent with the designation by the Company of any Subsidiary as a “Designated Subsidiary” under Section 9.2, the Company (subject to Section 2.19(c)) will deliver to the Administrative Agent (i) a guaranty (or joinder to a guaranty previously delivered pursuant to this Section 2.19(a)), executed by such Subsidiary, in form and substance satisfactory to the Administrative Agent, guarantying payment by such Designated Subsidiary of all Obligations of all other Borrowers, (ii) a certificate of the secretary or other appropriate officer of such Subsidiary, in form and substance satisfactory to the Administrative Agent, (1) certifying that the execution, delivery and performance of such guaranty or joinder have been duly approved by all necessary action of the Governing Board of such Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (2) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Subsidiary, together with such copies, and (3) certifying the names of the officers of such Subsidiary that are authorized to sign that guaranty or joinder; and (iii) an opinion of counsel to that Subsidiary, opining as to the due execution, delivery and enforceability of such guaranty and joinder, in form and substance satisfactory to the Administrative Agent.
     (b) Company Guaranty. In addition, concurrent with the designation by the Company of the initial “Designated Subsidiary” under Section 9.2, if any, the Company will deliver to the Administrative Agent (i) a guaranty, executed by the Company, in form and substance satisfactory to the Administrative Agent, guarantying payment by the Company of all Obligations of all other present and future Borrowers, (ii) a certificate of the secretary or other appropriate officer of the Company, in form and substance satisfactory to the Administrative Agent, (1) certifying that the execution, delivery and performance of that guaranty have been duly approved by all necessary action of the Governing Board of the Company, and attaching true and correct copies of the applicable resolutions granting such approval, (2) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Company, together with such copies, and (3) certifying the names of the officers of the Company that are authorized to sign that guaranty; and (iii) an opinion of counsel to that Subsidiary, opining as to the due execution, delivery and enforceability of such guaranty, in form and substance satisfactory to the Administrative Agent.
     (c) Foreign Borrowers: Non-Liability for Domestic Borrowings. Notwithstanding any other provision of this Agreement or any other Loan Document, no Borrower that is a Foreign Subsidiary shall have any obligation or liability hereunder or under the Guaranty (i) on account of any borrowings by any Borrower other than such Foreign Subsidiary or (ii) under Section 9.6 on account of the actions or inactions of any Borrower other than such Foreign Subsidiary, in each case to the extent that (1) (A) such obligation or liability in respect of the Obligations of such other Borrower or Borrowers is prohibited by applicable law governing such Foreign Subsidiary or (B) the Company has reasonably determined that such obligation or liability in respect of the Obligations of such other Borrower or Borrowers would have a material adverse tax consequence for the Company or any Subsidiary (including any material consequence arising from the operation of Section 956 of the Code) and (2) in either case, the Company has so indicated in the applicable Designation Letter. To the extent that at the time any Foreign Subsidiary becomes a Designated Subsidiary, the circumstances in clause (1)(A) or (1)(B) above are applicable to such Foreign Subsidiary with respect to any other Borrower or Borrowers and the Company has so indicated in the applicable Designation Letter, (x) in the case of a Foreign Subsidiary as to which either of such clauses is applicable in respect of the Obligations of all other Borrowers, such Foreign Subsidiary shall not be obligated to execute the Guaranty and (y) in the case of a Foreign Subsidiary as to which either of such clauses is applicable in respect of the Obligations of only certain other Borrowers, such Foreign Subsidiary shall be obligated to execute the Guaranty or a joinder thereto on terms which limit such Foreign Subsidiary’s guarantee thereunder to the Obligations of the Borrower or Borrowers as to which such circumstances do not apply. The Administrative Agent is authorized from time to time in connection with the designation of new Designated Subsidiaries to consent to and enter into such amendments or modifications of the Guaranty as it deems appropriate to assure that no Foreign Subsidiary which is a Borrower is obligated under the Guaranty in respect of the Obligations of any other Borrower as to which the circumstances in clause (1)(A) or (1)(B) above are applicable in the case of such Designated Subsidiary. The Company agrees that from time to time in connection with the designation of new Designated Subsidiaries it shall cause pre-existing Designated Subsidiaries to execute such amendments or modifications of the Guaranty as the Administrative Agent deems appropriate to assure that each Designated Subsidiary is liable under the Guaranty for the Obligations of all other Borrowers as to which the circumstances in clause (1)(A) or (1)(B) above are not applicable in the case of such Designated Subsidiary.
Section 2.20 Swing Line.
     In order to accommodate the Company’s need for short-term revolving credit, Wells Fargo (in such capacity, the “Swing Line Lender”) may, from time to time and in its sole discretion, make Advances in Dollars to the Company on the terms and subject to the conditions set forth in this Section (each a “Swing Line Advance”).
     (a) Swing Line Advances may be made during the period from the date of this Agreement through and including the Commitment Termination Date.
     (b) The maximum amount of Swing Line Advances that may be outstanding at any given time shall be $20,000,000; provided, however, that the sum of the Swing Line Advances plus the aggregate amount of Advances outstanding under Section 2.1 and the L/C Amount shall never exceed the sum of the Commitment Amounts.
     (c) Each Swing Line Advance shall occur following written or telephonic request to the Swing Line Lender from any person purporting to be authorized to request Advances on behalf of the Company. Each such notice or request must be received by the Swing Line Lender no later than 3:00 p.m. on the Business Day on which the Swing Line Advance is to occur and shall specify (i) that the Company is requesting a Swing Line Advance, and (ii) the amount thereof. Prior to the close of business on the day it receives the notice or request, the Swing Line Lender shall disburse the Swing Line Advance by crediting the same to the Company’s demand deposit account maintained with the Administrative Agent or in such other manner as the Swing Line Lender and the Company may from time to time agree in writing.
     The Swing Line Lender shall have no obligation to and shall not, disburse any Swing Line Advance if any condition set forth in Article III has not been satisfied on the day of the requested Swing Line Advance. Each Swing Line Advance shall be in the amount of $500,000 or an integral multiple thereof.
     (d) Each Swing Line Advance shall bear interest at an annual rate equal to the Base Rate. Interest on the Swing Line Advance shall be payable in arrears on the last day of each calendar quarter, and on the Commitment Termination Date.
     (e) The Swing Line Advances shall, at the option of the Swing Line Lender, be evidenced by and repayable in accordance with a single promissory note of the Company (the “Swing Line Note”) payable to the order of the Swing Line Lender, substantially in the form of Exhibit C hereto.

     (f) The Company shall repay the then-outstanding principal of the Swing Line Advances in full from time to time on the 15th day and the final day of each month and upon such repayment in full, shall not request another Swing Line Advance for at least one full Business Day. The Company may use the proceeds of an Advance made pursuant to Section 2.1 to repay any Swing Line Advance.
     (g) The Swing Line Lender may at any time and from time to time (whether before or after the occurrence of an Event of Default), by notice to the Administrative Agent not later than 1:00 p.m. on any Business Day, request that the Lenders refund the Swing Line Advance by making Advances to the Company pursuant to Section 2.1 in an aggregate principal amount equal to the then outstanding principal amount of the Swing Line Advances plus interest accrued thereon to and including the date of such notice and request. Upon receiving such notice and request, and in any event not later than 2:00 p.m. on the date of the notice and request, the Administrative Agent shall notify each Lender of the amount of the requested Borrowing, that the proceeds of the Borrowing are to be used to repay a Swing Line Advance and of the amount of each Lender’s Advance with respect thereto. Unless one of the events described in Sections 7.1(h) or (i) shall have occurred with respect to the Company, then subject to the provisions of Section 2.20(i) below, so long as a Lender receives such notice from the Administrative Agent prior to 2:00 p.m. on the date the requested Borrowing is to occur, each Lender shall make its Advance with respect to that Borrowing available to the Administrative Agent by wire transfer of immediately available funds to the Administrative Agent not later than 3:00 p.m. on the same day. Prior to the close of business on the same day, the Administrative Agent will disburse the Borrowing by crediting the same to the account of the Swing Line Lender. Any Advances made by Lenders pursuant to this Section 2.20(g) shall initially bear interest at the Base Rate, but the rate of interest that applies to such Advances may be converted pursuant to Section 2.3(d), and such Advances shall in all other respects be treated in the same manner as Advances made pursuant to Section 2.1. Each Lender acknowledges and agrees that its obligation to refund Swing Line Advances in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article III.
     (h) The Company may prepay any Swing Line Advance on the Business Day it is made or on any subsequent Business Day; provided, however, that each such prepayment shall be in the principal amount of $500,000 or an integral multiple thereof.
     (i) In the event that one of the Events of Default described in Sections 7.1(h) or (i) shall have occurred, the Administrative Agent shall immediately notify the Swing Line Lender and the Lenders, and, if any Swing Line Advances or interest thereon is outstanding on such day it receives notice, each Lender will purchase from the Swing Line Lender an undivided participation interest in the Swing Line Advance and interest thereon in an amount equal to its Percentage of such Swing Line Advance. Upon request, each Lender will promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a loan participation certificate, dated the date of receipt of such funds and in such amount. Thereafter, the Swing Line Lender shall make no further Swing Line Advances, any payments received directly by the Swing Line Lender with respect to the Swing Line Advances shall be treated as excess payments subject to

Section 8.4, and all other payments made by the Company shall be applied in the manner required by Section 8.2.
     (j) Any Swing Line Advances that are outstanding on the Commitment Termination Date shall be paid in full on such date, with all accrued interest.
     (k) No Borrower other than the Company may borrow any Swing Line Advance.
Section 2.21 Substitution of Lender.
     Upon the receipt by the Company from any Lender (an “Affected Lender”) of a notice of illegality under Section 2.3(e) or a claim for compensation under Sections 2.17 or 2.18, or if any Lender shall be a Defaulting Lender, the Company may: (a) request that one or more of the other Lenders assume all or part of such Affected Lender’s or Defaulting Lender’s Advances and Commitment (which request each such other Lender may decline or agree to in its sole discretion); or (b) designate a replacement bank or other entity satisfactory to the Company to acquire and assume all or part of such Affected Lender’s or Defaulting Lender’s Advances and Commitment at the face amount thereof (a “Substitute Lender”). Any such designation of a Substitute Lender under clause (b) shall be subject to the prior written consent of the Administrative Agent (which consent shall not unreasonably be withheld). Any transfer of Advances or Commitments pursuant to this Section shall be made in accordance with Section 9.8, and the Affected Lender or Defaulting Lender, as applicable shall be entitled to payment in full of the principal amount of its outstanding Advances, all accrued interest thereon, and all accrued fees to the date of such transfer. Upon the receipt by the Company from the Issuing Bank of a claim for compensation under Sections 2.17 or 2.18, the Company may elect to replace the Issuing Bank as such by designating another Lender (which has consented to such designation) to act as Issuing Bank, whereupon such other Lender shall act as the Issuing Bank and have the rights and obligations of the Issuing Bank; provided, however, that (i) such replacement shall not diminish or impair the rights of the replaced Issuing Bank or the obligations of the Borrowers and the other Lenders relative to Letters of Credit issued by the replaced Issuing Bank prior to its replacement and (ii) the new Issuing Bank shall not have the rights or obligations of the “Issuing Bank” relative to Letters of Credit issued by its predecessor Issuing Bank.
Section 2.22 Increase of Aggregate Commitment Amount.
     (a) So long as no Default or Event of Default has occurred and is continuing, the Company may by written notice to the Administrative Agent, propose to increase the Aggregate Commitment Amount by a multiple of $5,000,000 that is not less than $10,000,000 and not greater than $100,000,000 (the amount of any such increase, the “Additional Commitment Amount”). In no event shall any such increase cause the Aggregate Commitment Amount to exceed the Maximum Aggregate Commitment Amount. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Company proposes that any Additional Commitment Amount shall be effective, which shall be a date not less than thirty (30) days after the date on which such notice is delivered to Administrative Agent. The Company may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swing Line

Lender, to provide an Additional Commitment Amount (any such Person, an “Incremental Lender”). Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Additional Commitment Amount may elect or decline, in its sole discretion, to provide such Additional Commitment Amount. Any Additional Commitment Amount shall become effective as of such Increased Amount Date; provided that:
(i)	no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to any Additional Commitment Amount;

(ii)	any loan made pursuant to such Additional Commitment Amount (each an “Incremental Advance”) shall be a “Revolving Advance” for all purposes hereof and shall be subject to the same terms and conditions as the Revolving Advances and shall be guaranteed to the same extent as the other Credit Extensions on a pari passu basis;

(iii)	such Additional Commitment Amounts shall be effected pursuant to one or more agreements in form and substance satisfactory to the Administrative Agent and the Borrowers executed and delivered by the Borrowers, the Administrative Agent and the applicable Incremental Lenders (which agreement or agreements may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.22); and

(iv)	the Company shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of the Company authorizing such Incremental Advances (for the avoidance of doubt, resolutions duly adopted by the board of directors (or equivalent governing body)) of the Company delivered pursuant to Section 3.1(c) which authorize such Incremental Advances shall be sufficient as to the Company so long as such resolutions are certified as of the applicable Increased Amount Date as remaining in full force and effect) reasonably requested by the Administrative Agent in connection with any such transaction.
     (b) The outstanding Revolving Advances and Percentages of Swing Line Advances and L/C Amounts will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders (including the Incremental Lenders) in accordance with their revised Percentages (and the Lenders (including the Incremental Lenders) agree to make all payments and adjustments necessary to effect such reallocation and the Company shall pay any and all costs required pursuant to Section 2.16 in connection with such reallocation as if such reallocation were a repayment).
     (c) On any Increased Amount Date on which any Additional Commitment Amount becomes effective, each Incremental Lender with an Additional Commitment Amount shall become a Lender hereunder with respect to such Additional Commitment Amount. Thereafter it shall be entitled to the same voting rights as the existing Lenders and shall be included in any determination of the Required Lenders. The Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.
     (d) In no event shall the Company make more than three requests for an Additional Commitment Amount pursuant to this Section 2.22.
ARTICLE III
Conditions Precedent
Section 3.1 Conditions to Effectiveness and Initial Credit Extensions.
     The obligation of the Lenders to consummate this Agreement and to make or participate in the initial Credit Extension is subject to the delivery of the below documents, each in form and substance satisfactory to the Administrative Agent, and the satisfaction of the other conditions below:
     (a) This Agreement, duly executed by the Company, the Administrative Agent and each of the Lenders.
     (b) Any Notes requested by Lenders pursuant to Section 2.1, dated the date hereof and properly executed on behalf of the Company.
     (c) A certificate of the secretary or an assistant secretary of the Company (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Governing Board of the Company, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of the Company (in the case of the articles of incorporation of the Company, certified as of April 30, 2010 by the Secretary of State of its jurisdiction of incorporation and certified by the secretary or an assistant secretary of the Company as not having been amended or modified since such date), together with such copies, and (iii) certifying the names of the officers of the Company who are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers.
     (d) A certificate from the president or Responsible Officer of the Company to the effect that (i) all representations and warranties of the Company contained in this Agreement and the other Loan Documents are correct on and as of the Effective Date (except to the extent any such representation or warranty relates solely to an earlier date), and (ii) No event has occurred and is continuing, or would result from any Credit Extension being made on the date hereof, which constitutes a Default or an Event of Default.
     (e) A certificate of good standing of the Company from the Secretary of State of its jurisdiction of incorporation, dated not more than ten days before the date hereof.

     (f) A signed copy of an opinion of John L. Hammond, Vice President, Secretary and General Counsel of the Company, addressed to the Administrative Agent and the Lenders and in form and substance satisfactory to the Administrative Agent.
     (g) All existing indebtedness of the Borrowers and its Subsidiaries under the Existing Credit Agreement (except contingent reimbursement obligations in respect of the Existing Letters of Credit) and Term Agreement shall be repaid in full and all commitments under such agreements shall be terminated and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment and termination.
     (h) The Company shall have paid all fees required to be paid as of the date hereof under this Agreement or the Fee Letter, including fees of counsel for the Administrative Agent for which a statement has been received.
     (i) Such other documents (including “know your customer” information) as the Administrative Agent or the Required Lenders may reasonably deem necessary or advisable in connection with the initial Credit Extensions.
Section 3.2 Additional Conditions Precedent to Credit Extensions to Designated Subsidiaries.
     The obligation of the Lender Parties to provide any Credit Extension to any Designated Subsidiary is subject to the further condition precedent that the Administrative Agent shall have received, on or before the day of the first Credit Extension to such Designated Subsidiary, all of the following, in form and substance reasonably satisfactory to the Administrative Agent;
     (a) A Designation Letter, duly executed by such Designated Subsidiary and the Company.
     (b) A certificate of an appropriate officer (or individual performing the function thereof) of such Designated Subsidiary (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder have been duly approved by all necessary action of the Governing Board of such Designated Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Designated Subsidiary, together with such copies, and (iii) certifying the names of the officers of such Designated Subsidiary who are authorized to sign the Designation Letter and other documents contemplated hereunder, together with the true signatures of such officers.
     (c) A certificate of good standing (or equivalent certificate or confirmation, in each case to the extent available in the applicable jurisdiction) of such Designated Subsidiary, dated not more than ten days before such date.
     (d) A signed copy of an opinion of counsel for such Designated Subsidiary, addressed to the Administrative Agent and the Lenders, opining as to the due execution, delivery and enforceability of the Loan Documents to which such Designated Subsidiary is a party and as to such other matters as the Administrative Agent may reasonably request.

     (e) To the extent not previously delivered, such documents as are required by Section 2.19(a).
     (f) Such other documents (including “know your customer” information) as the Administrative Agent or the Required Lenders may reasonably deem necessary or advisable in connection with the initial Credit Extension to such Designated Subsidiary.
Section 3.3 Conditions Precedent to All Credit Extensions.
     The obligation of the Lender Parties to provide any Credit Extension is subject to the further conditions precedent that on the date of such Credit Extension:
     (a) The representations and warranties contained in Article IV are correct on and as of the date of such Credit Extension as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
     (b) The Borrower requesting such Credit Extension has delivered to the Administrative Agent a certificate in the form of Exhibit F hereto, duly executed by a person authorized to request Credit Extensions on behalf of that Borrower.
     (c) No event has occurred and is continuing, or would result from such Credit Extension, which constitutes a Default or an Event of Default.
ARTICLE IV
Representations and Warranties
     The Company represents and warrants to the Lenders as follows:
Section 4.1 Corporate Existence and Power.
     The Company and its Subsidiaries are each corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and are each duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (a) will not permanently preclude the Company or any Subsidiary from maintaining any material action in any such jurisdiction even though such action arose in whole or in part during the period of such failure, and (b) will not result in any other Material Adverse Change. The Company has (and, upon becoming a Borrower hereunder, each Designated Subsidiary will have) all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.
Section 4.2 Authorization of Borrowing; No Conflict as to Law or Agreements.
     The execution, delivery and performance by the Borrowers of the Loan Documents, the borrowings from time to time hereunder, the issuance of the Notes, and the consummation of the transactions herein and therein contemplated, have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the stockholders of any Borrower, or any authorization, consent, approval, order, filing, registration or qualification by or with any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those consents described in Schedule 4.2, each of which has been obtained and is in full force and effect, (b) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System and Section 7 of the Exchange Act or any regulation promulgated thereunder) or of any order, writ, injunction or decree presently in effect having applicability to any Borrower or of the Organizational Documents of any Borrower, (c) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Company or any Subsidiary is a party or by which it or its properties may be bound or affected, or (d) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company or any Subsidiary.
Section 4.3 Legal Agreements.
     This Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
Section 4.4 Subsidiaries.
     Schedule 4.4 hereto is a complete and correct list of all Subsidiaries as of the date of this Agreement and of the percentage of the ownership of the Company or any other Subsidiary in each as of the date of this Agreement. Except as otherwise indicated in that Schedule, all shares of each Subsidiary owned by the Company or by any such other Subsidiary are validly issued and fully paid and non-assessable.
Section 4.5 Financial Condition.
     The Company has heretofore furnished to the Lenders the audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 2010. Those financial statements fairly present in all material respects the financial condition of the Company on the date thereof and the results of its operations and cash flows for the period then ended, and were prepared in accordance with GAAP. The information, exhibits and reports furnished by the Company to the Lender Parties, taken as a whole, in connection with the negotiation of or compliance with the Loan Documents did not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
Section 4.6 Adverse Change.
     There has been no Material Adverse Change between December 31, 2010 and the date of this Agreement.

Section 4.7 Litigation.
     Except as set forth in Schedule 4.7, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the properties of the Company or any Subsidiary before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to effect a Material Adverse Change. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to effect a Material Adverse Change, the Company knows of no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 4.5.
Section 4.8 Hazardous Substances.
     Except as set forth in Schedule 4.8, to the best of the Company’s knowledge, (a) neither the Company nor any Subsidiary or other Person has ever caused or permitted any Hazardous Substance to be disposed of on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, except to the extent that such disposal can not reasonably be expected to result in a Material Adverse Change; and (b) no such real property has ever been used (either by the Company or by any Subsidiary or other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance in a manner that could reasonably be expected to result in a Material Adverse Change.
Section 4.9 Regulation U.
     Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
Section 4.10 Taxes.
     The Company and its Subsidiaries have each paid or caused to be paid to the proper authorities when due all federal and all material state and local taxes required to be withheld and paid by them. The Company and its Subsidiaries have each filed all federal, state and local tax returns which to the knowledge of the officers of the Company or any Subsidiary are required to be filed, and the Company and its Subsidiaries have each paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or applicable Subsidiary has provided adequate reserves in accordance with GAAP and to the extent that nonpayment would not result in a Material Adverse Change.
Section 4.11 Burdensome Restrictions.
     Neither the Company nor any Subsidiary is a party to or bound by any agreement, or subject to any restriction in any Organizational Document, or any requirement of law, which would reasonably be expected to effect a Material Adverse Change. Neither the Company nor any Subsidiary is a party to any presently effective agreement that, if entered into after the date hereof, would constitute a breach of Section 6.7.
Section 4.12 Titles and Liens.
     The Company or one of its Subsidiaries has good title to each of the properties and assets material to the operations of the Company and its Subsidiaries, taken as a whole, which it purports to own or which are reflected as owned on its books and records, in each case free and clear of all Liens and encumbrances, except for Liens and encumbrances permitted by Section 6.1 and covenants, restrictions, rights, easements and irregularities in title which do not materially interfere with the business or operations of the Company and its Subsidiaries taken as a whole.
Section 4.13 ERISA.
     The present value of all accumulated benefit obligations under each Plan (based on assumptions used for purposes of FASB No. 87) did not, as of any January 1, hereafter exceed by more than $20,000,000 the value of the assets of such Plan, and the present value of all accumulated benefit obligations of all under funded Plans (based on FASB No. 87 assumptions) did not, as of any January 1, hereafter, exceed by more than $20,000,000 the value of the assets of all under funded Plans, and no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Company or any Subsidiary or ERISA Affiliate to be, incurred with respect to any Plan that could become a liability of the Company or any Subsidiary except to the extent that any such circumstance could not reasonably be expected to result in a Material Adverse Change. Except as disclosed in Company’s financial statements, neither the Company nor any Subsidiary has any contingent liability with respect to any post-retirement benefit under a Welfare Plan in excess of $20,000,000, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.
Section 4.14 Investment Company Act.
     No Borrower is, and no Borrower will at any time be, an “investment company,” as such term is defined in the Investment Company Act.
Section 4.15 Solvency.
     Each Borrower is and, upon the making of any Advance and the issuance of any Letter of Credit, will be, Solvent.
Section 4.16 Swap Obligations.
     Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

Section 4.17 Insurance.
     The properties of the Company and its Subsidiaries are insured with responsible and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company and such Subsidiaries operate.
Section 4.18 Compliance With Laws.
     The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, assets and rights, where failure to comply would result in a Material Adverse Change.
Section 4.19 No Contractual Default.
     Neither the Company nor any Subsidiary is in violation of any term of any contract, agreement, judgment or decree, the violation of which would (individually or together with all other such violations in existence) result in a Material Adverse Change.
ARTICLE V
Affirmative Covenants of the Company
     So long as any Obligations (other than obligations of indemnification described in Section 9.6 that are not then due and payable) remain unpaid or any Commitment or L/C Amount shall be outstanding, the Company will comply with the following requirements, unless the Required Lenders shall otherwise consent in writing:
Section 5.1 Financial Statements.
     The Company will deliver to the Administrative Agent and each Lender:
     (a) As soon as available, and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report of the Company and its Subsidiaries prepared by nationally recognized independent certified public accountants, which annual report shall include the balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended, all presented on a consolidated basis in reasonable detail and all prepared in accordance with GAAP.
     (b) As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the balance sheet of the Company and its Subsidiaries as at the end of such quarter and related statements of earnings and cash flows of the Company and its Subsidiaries for such quarter and for the year to date, in reasonable detail and prepared on a consolidated basis in accordance with GAAP, subject to year-end adjustments.

     (c) Concurrent with the delivery of any financial statements under paragraph (a) or (b), a Compliance Certificate, duly executed by the chief financial officer or treasurer of the Company.
     (d) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Company or any Subsidiary shall file with the SEC or any national securities exchange.
     (e) Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Company or any Subsidiary of the type described in Section 4.7 or which seek a monetary recovery against the Company or any Subsidiary combined in excess of $10,000,000.
     (f) As promptly as practicable (but in any event not later than five Business Days) after an officer of the Company obtains knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a Responsible Officer of the Company of the steps being taken by the Company to cure the effect of such event.
     (g) Promptly upon becoming aware of any Reportable Event or the occurrence of a prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, which could reasonably be expected to result in a liability to Company or any Subsidiary in excess of $20,000,000, a written notice specifying the nature thereof, what action the Company has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.
     (h) Promptly upon their receipt, copies of (i) all notices received by the Company, any Subsidiary or ERISA Affiliate of the Pension Benefit Guaranty Corporation’s intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (ii) all notices received by the Company, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability imposed pursuant to Section 4202 of ERISA, which withdrawal liability individually or in the aggregate exceeds 20,000,000.
     (i) All notices required to be delivered under Section 9.14.
     (j) Such other information respecting the financial condition and results of operations of the Company or any Subsidiary as any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to this Article may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address of sensient-tech.com; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender if the Administrative Agent or such Lender, as the case may be, requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, as applicable, and (ii) the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the officer’s Compliance Certificates required by Section 5.1(c) to the Administrative Agent. Except for such officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 5.2 Books and Records; Inspection and Examination.
     The Company will keep, and will cause each Subsidiary to keep, accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP. Upon request of any Applicable Party, as defined below, the Company will, and will cause each Subsidiary to, give any representative of such Applicable Party access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into primarily for the purpose of evading the requirements of this Section), to inspect any of its properties (subject to such physical security requirements as the Company or the applicable Subsidiary may require) and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours, upon reasonable notice, and as often as such Applicable Party may reasonably request. As used in this Section 5.2, “Applicable Party” means (a) so long as any Event of Default has occurred and is continuing, the Administrative Agent or any Lender, and (b) at all other times, the Administrative Agent. The provisions of this Section 5.2 shall in no way preclude any Lender from discussing the general affairs, finances and accounts of the Company with any of its principal officers at such times during normal business hours and as often as may be agreed to between the Company and such Lender.
Section 5.3 Compliance with Laws.
     The Company will, and will cause each Subsidiary to, comply with the requirements of applicable laws and regulations, the non-compliance with which would effect a Material Adverse Change. In addition, and without limiting the foregoing sentence, the Company will (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of any Advance to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

Section 5.4 Payment of Taxes and Other Claims.
     The Company will, and will cause each Subsidiary to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Company or any Subsidiary; provided, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a liability in excess of $5,000,000.
Section 5.5 Maintenance of Properties.
     The Company will keep and maintain, and will cause each Subsidiary to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Company or any Subsidiary from discontinuing the operation and maintenance of, or disposing of, any of its properties if (a) (i) such discontinuance or disposition is, in the reasonable judgment of the Company or that Subsidiary, desirable in the conduct of its business, and (ii) no Default or Event of Default exists at the time of, or will be caused by, such discontinuance or disposition or (b) such discontinuance or disposition relates to obsolete or worn-out property.
Section 5.6 Insurance.
     The Company will, and will cause each Subsidiary to, obtain and maintain insurance with insurers reasonably believed by the Company or such Subsidiary to be responsible and reputable, in such amounts and against such risks as are consistent with sound business practice.
Section 5.7 Preservation of Corporate Existence.
     The Company will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that neither the Company nor any Subsidiary shall be required to preserve any of its rights, privileges and franchises or to maintain its corporate existence if (a) its Governing Board shall reasonably determine that the preservation or maintenance thereof is no longer desirable in the conduct of the business of the Company or that Subsidiary, and (b) no Default or Event of Default exists upon, or will be caused by, the termination of such right, privilege, franchise or existence; provided, further, that in no event shall the foregoing be construed to permit the Company to terminate its corporate existence.
Section 5.8 Use of Proceeds.
     The Company will, and will cause each Subsidiary to, use the proceeds of the Advances and L/C Amounts for general corporate purposes (including, without limitation, for the purpose of refinancing the Existing Credit Agreement and the Term Agreement and/or for the support of commercial paper) and to repay outstanding Advances and L/C Amounts. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances and L/C Amounts to purchase or carry any “margin stock” (as defined in Regulation U) or to make any acquisition of any corporation, limited liability company or other business entity unless, prior to making such acquisition, the Company or such Subsidiary shall have obtained written approval from the Governing Board of such entity.
ARTICLE VI
Negative Covenants
     So long as any Obligations (other than obligations of indemnification described in Section 9.6 that are not then due and payable) remain unpaid or any Commitment or L/C Amount shall be outstanding, the Company agrees that, without the prior written consent of the Required Lenders:
Section 6.1 Liens.
     The Company will not create, incur, assume or suffer to exist any Lien on any of its assets, now owned or hereafter acquired, and will not permit any Subsidiary to create, incur, assume or suffer to exist any Lien on any of such Subsidiary’s assets, now owned or hereafter acquired, except the following:
     (a) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.
     (b) Materialmen’s, merchants’, carriers’ worker’s, repairer’s, or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.
     (c) Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.
     (d) Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purpose of such business.
     (e) Purchase money Liens upon or in property acquired after the date hereof, provided that (i) such Lien is created not later than the 120th day following the acquisition or completion of construction of such property by the Company or its applicable Subsidiary, and (ii) no such Lien extends or shall extend to or cover any property of the Company or its Subsidiaries other than the property then being acquired, fixed improvements then or thereafter erected thereon and improvements and modifications thereto necessary to maintain such properties in working order.

     (f) Liens granted by any Acquisition Target prior to the acquisition by the Company or any Subsidiary of any interest in such Acquisition Target or its assets, so long as (i) such Lien was granted by the Acquisition Target prior to such acquisition and not in contemplation thereof, and (ii) no such Lien extends to any assets of the Company or any Subsidiary other than the assets of the Acquisition Target and improvements and modifications thereto necessary to maintain such properties in working order or, in the case of an asset transfer, the assets so acquired by the Company or the applicable Subsidiary and improvements and modifications thereto.
     (g) Liens (other than those described in subsection (e)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto.
     (h) Liens securing any refinancing of indebtedness secured by the Liens described in paragraphs (e) and (f), so long as the amount of such indebtedness secured by any such Lien does not exceed the amount of such refinanced indebtedness immediately prior to the refinancing and such Liens do not extend to assets other than those encumbered prior to such refinancing and improvements and modifications thereto.
     (i) Liens granted by any Subsidiary of the Company in favor of the Company or any wholly-owned Subsidiary of the Company.
     (j) Liens on patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology and know-how to the extent such Liens arise from the granting (i) of exclusive licenses with respect to the foregoing if such licenses relate to either (1) intellectual property which is immaterial and not necessary for the on-going conduct of the businesses of the Company and its Subsidiaries or (2) uses that would not materially restrict the conduct of the on-going businesses of the Company and its Subsidiaries and (ii) of non-exclusive licenses to use any of the foregoing to any Person, in any case in the ordinary course of business of the Company or any of its Subsidiaries.
     (k) Possessory Liens in favor of lessees or sublessees of properties leased or subleased by the Company or any of its Subsidiaries to such Persons.
     (l) Liens created on assets transferred to an SPV pursuant to Asset Securitizations (which assets shall be of the types described in the definition of Asset Securitization contained herein), securing Attributable Securitization Indebtedness permitted to be outstanding pursuant to Section 6.2.
     (m) Liens not otherwise described in this Section 6.1, so long as the aggregate amount of indebtedness secured by all such Liens does not at any time exceed 10% of Adjusted Net Worth.
Section 6.2 Sale of Assets.
     The Company will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (each a “Transfer”) all or a Material Part of the Assets of the Company and its Subsidiaries (whether in one transaction or in a series of transactions) to any other Person other than (a) in the ordinary course of business, (b) any transfer of an interest in accounts or notes receivable pursuant to an Asset Securitization; provided, that (i) such transfer qualifies as a sale under GAAP, (ii) the amount of all Attributable Securitization Indebtedness does not at any time exceed $100,000,000 in the aggregate, (iii) at least 80% of the proceeds of such transfers are paid in cash and (iv) the Company and its Subsidiaries do not retain a residual liability therefor in excess of 10% of the amount of any such financing, and (c) dispositions of property no longer used or useful in the business of the Company or any Subsidiary; provided, however, that a wholly-owned Subsidiary of the Company may sell, lease, or transfer all or a substantial part of its assets to the Company or another wholly-owned Subsidiary of the Company, and the Company or such other wholly-owned Subsidiary, as the case may be, may acquire all or substantially all of the assets of the Subsidiary so to be sold, leased or transferred to it, and any such sale, lease or transfer shall not be included in determining if the Company and/or its Subsidiaries disposed of a Material Part of the Assets. For purposes hereof, “Material Part of the Assets” means assets (x) which, together with all other assets (in each case valued at net book value) previously Transferred during the twelve-month period then ending (other than pursuant to clauses (a) through (c) above), exceed 10% of Consolidated Total Assets or (y) which, together with all other assets (in each case valued at net book value) previously Transferred (other than pursuant to clauses (a) through (c) above) during the period from the date of this Agreement to and including the date of the Transfer of such assets exceed 30% of Consolidated Total Assets.
Section 6.3 Consolidation and Merger.
     The Company will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person; provided, however, that the restrictions contained in this Section shall not apply to or prevent the consolidation or merger of (a) any Person with, or a conveyance or transfer of its assets to, the Company so long as (i) no Default or Event of Default exists at the time of, or will be caused by, such consolidation, merger, conveyance or transfer, and (ii) the Company shall be the continuing or surviving corporation, or (b) the merger of a wholly-owned Subsidiary with the Company, provided that the Company is the legally surviving entity, or (c) the merger of a wholly-owned Subsidiary with another wholly-owned Subsidiary.
Section 6.4 Hazardous Substances.
     The Company will not, and will not permit any Subsidiary to, cause or permit any Hazardous Substance to be disposed of in any manner, or on, under or at any real property which is operated by the Company or any Subsidiary or in which the Company or any Subsidiary has any interest, if such disposition could reasonably be expected to result in a Material Adverse Change.
Section 6.5 Restrictions on Nature of Business.
     The Company and its Subsidiaries will not engage in any business materially different from those businesses in which they are presently engaged.

Section 6.6 Transactions with Affiliates.
     Neither the Company nor any Subsidiary will make any loan or capital contribution to, or any other investment in, any Affiliate, or pay any dividend to any Affiliate, or make any other cash transfer to any Affiliate; provided, however, that the foregoing shall not prohibit any of the following:
     (a) Transactions made upon fair and reasonable terms no less favorable to the Company or applicable Subsidiary than would be obtained, taking into account all facts and circumstances, in a comparable arm’s-length transaction with a Person not an Affiliate.
     (b) Loans or contributions of capital to Subsidiaries, so long as such transaction (if constituting a sale, lease, assignment, transfer or other disposition of assets) does not violate Section 6.2 of this Agreement.
Section 6.7 Restrictive Agreements.
     The Company will not, and will not permit any Subsidiary to, enter into any agreement (excluding this Agreement) limiting the ability of any Subsidiary to make any payments directly or indirectly to the Company, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Company.
Section 6.8 Leverage Ratio.
     The Company will not permit its Leverage Ratio, determined as at the end of each fiscal quarter of the Company, to be greater than 3.50 to 1.
Section 6.9 Fixed Charge Coverage Ratio.
     The Company will not permit its Fixed Charge Coverage Ratio, determined as at the end of each fiscal quarter of the Company, to be less than 2.00 to 1.
Section 6.10 Adjusted Net Worth.
     The Company will not permit its Adjusted Net Worth, determined as of the end of each fiscal quarter of the Company, to be less than the greater of (a) $625,000,000 and (b) such greater amount as may be from time to time required by the terms of any new senior indebtedness or amendments of existing senior indebtedness of the Company or its Subsidiaries; provided that this Section 6.10 shall cease to be in effect at any time and for so long as no other senior indebtedness of the Company or its Subsidiaries contains a consolidated net worth — related covenant or default.
Section 6.11 Investments.
     Neither the Company nor any of its Subsidiaries will purchase or hold beneficially any Investment, except:

     (a) Investments in its Subsidiaries, including investments in connection with acquisitions.
     (b) Existing investments described on Schedule 6.11.
     (c) Investments in commercial paper of corporations organized under the laws of the United States or any state thereof maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded a rating of “A-1” by S&P or “P-1” by Moody’s.
     (d) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing within twelve months from the date of acquisition thereof.
     (e) Investments in certificates of deposit and time deposits maturing within one year from the date of issuance thereof, either (i) issued by a bank or trust company organized under the laws of the United States or any state thereof, Canada or any province thereof, or any member state of the European Union as of April 30, 2004 (other than Greece), having in each such case capital, surplus and undivided profits aggregating at least U.S. $100,000,000 (or the equivalent under local currency), provided that at the time of acquisition thereof by the Company or a Subsidiary, the senior unsecured long-term debt of such bank or trust company or of the holding company of such bank or trust company is rated “A” or better by S&P, or “A2” or better by Moody’s, or (ii) issued by any bank or trust company organized under the laws of the United States or any state thereof to the extent that such Investments are fully insured by the Federal Depository Insurance Corporation.
     (f) Investments in repurchase agreements with respect to any Investment described in paragraph (d) above entered into with a depository institution or trust company of the type described in (e) above acting as principal, so long as such repurchase agreements are by their terms to be performed by the repurchase obligor and such repurchase agreements are deposited with a bank or trust company of the type described in clause (e) above.
     (g) Investments in (i) variable rate demand notes of any state of the United States or any municipality organized under the laws of any state of the United States or any political subdivision thereof which, at the time of acquisition by the Company, are accorded either of the two highest ratings by S&P or Moody’s, Inc., provided that in each such case, such notes permit the Company to require the issuer thereof to repurchase such notes within not more than 12 months from the date of acquisition thereof by the Company, and (ii) notes of any state of the United States or any municipality thereof organized under the laws of any state of the United States or any political subdivision thereof which are provided unconditional credit support by, and are unconditionally putable within a period not to exceed one year from the date of acquisition thereof by the Company or applicable Subsidiary to financial institutions rated “A” or better by S&P or Moody’s.
     (h) Investments in (i) preferred stocks which, at the date of acquisition by the Company or any Subsidiary, are accorded one of the three highest ratings by S&P or Moody’s or

(ii) adjustable rate preferred stock funds rated “A-” or better by S&P or “A-3” or better by Moody’s.
     (i) Investments by any Foreign Subsidiary in direct obligations of the country in which such Foreign Subsidiary is organized, in each such case maturing within 12 months from the date of acquisition thereof by such Foreign Subsidiary.
     (j) Advances in the form of progress payments, prepaid rent or security deposits made or incurred in the ordinary course of business.
     (k) Investments of the Company and its Subsidiaries not described in the foregoing paragraphs (a) through (j), so long as the aggregate amount of all such Investments shall not at any time exceed the greater of (i) U.S. $50,000,000 or (ii) 10% of the aggregate amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus and retained earnings of the Company as determined in accordance with GAAP as at the time of making such Investment.
Section 6.12 Guarantees.
     Neither the Company nor any of its Subsidiaries will assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
     (a) The endorsement of negotiable instruments by the Company or any of its Subsidiaries for deposit or collection or similar transactions in the ordinary course of business.
     (b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.12 hereto.
     (c) Contingent obligations (i) of the Company with respect to obligations of its Subsidiaries and (ii) of any of the Company’s Subsidiaries with respect to obligations of the Company or another such Subsidiary.
     (d) Contingent obligations with respect to surety, appeal and performance bonds obtained by the Company or any of its Subsidiaries in the ordinary course of business.
Section 6.13 Priority Debt.
     The Company will not, and will not permit any Subsidiary to, create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Priority Debt, unless at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, (a) the aggregate amount of Total Funded Debt of the Company and its Subsidiaries secured by any Lien created or incurred within the limitations of Section 6.1 would not exceed 10% of Adjusted Net Worth and (b) the aggregate amount of all Consolidated Priority Debt (including, without limitation all Total Funded Debt of the Company and its Subsidiaries secured by any Lien created or incurred within the limitations of Section 6.1) would not exceed 20% of Adjusted Net Worth.

ARTICLE VII
Events of Default, Rights and Remedies
Section 7.1 Events of Default.
     “Event of Default”, wherever used herein, means any one of the following events:
     (a) Default in the payment of any principal of any Advance or L/C Amount when it becomes due and payable; or default in the payment of any other Obligations when the same become due and payable and the continuance of such default for five Business Days.
     (b) Default in the performance, or breach, of any covenant or agreement on the part of the Company contained in any of Sections 5.1(f), 6.1 through 6.3, or 6.6 through 6.13, inclusive.
     (c) Default in the performance, or breach, of any covenant or agreement of the Borrowers in this Agreement or any other Loan Document (excluding any covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Administrative Agent, at the request of any Lender, has given notice to the Company specifying such default or breach and requiring it to be remedied.
     (d) Any representation or warranty made by any Borrower in this Agreement or any other Loan Document or by any Borrower (or any of its officers) in any certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made.
     (e) Any Loan Document or any material provision thereof shall for any reason cease to be valid and binding on any Borrower party thereto or any Borrower shall assert that any Loan Documents are not enforceable in accordance with their terms.
     (f) A default in the payment when due (after giving effect to any applicable grace periods) of principal or interest with respect to any item of Total Funded Debt of the Company or any of its Subsidiaries (other than any Obligations) if the aggregate amount of all such items of Total Funded Debt as to which such payment defaults exist is not less than $10,000,000.
     (g) A default (other than a default described in paragraph (f)) under any agreement relating to any item of Total Funded Debt of the Company or any Subsidiary (other than under any of the Loan Documents) or under any indenture or other instrument under which any such agreement has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such agreement if the effect of such default is to cause or to permit the holder of such item of Total Funded Debt (or trustee or agent on behalf of such holder) to cause such item of Total Funded Debt to come due prior to its stated maturity (or to cause or to permit the counterparty in respect of a Swap Contract to elect an early termination date in respect of such Swap Contract); provided, however, that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such items of Total Funded Debt as to which such defaults have occurred and are continuing is less than $10,000,000;

provided, further, that if such default shall be cured by the Company or such Subsidiary, or waived by the holders of such items of Total Funded Debt or counterparties in respect of such Swap Contracts, in each case prior to the commencement of any action under Section 7.2 and as may be permitted by such evidence of indebtedness, indenture, other instrument, or Swap Contract, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.
     (h) The Company or any Subsidiary shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Company or any Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Company or such Subsidiary, and such appointment shall continue undischarged for a period of 60 days; or the Company or any Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Company or any Subsidiary and shall continue undischarged for 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated, stayed or fully bonded within 60 days after its issue or levy.
     (i) A petition shall be filed by the Company or any Subsidiary under the United States Bankruptcy Code naming the Company or that Subsidiary as debtor; or an involuntary petition shall be filed against the Company or any Subsidiary under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Company or any Subsidiary as debtor.
     (j) A Change of Control shall occur with respect to the Company.
     (k) The rendering against the Company or any Subsidiary of a final judgment, decree or order for the payment of money if the amount of such judgment, decree or order, together with the amount of all other such judgments, decrees and orders then outstanding, less (in each case) the portion thereof covered by insurance proceeds, is greater than $5,000,000 and if such judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.
     (l) Any Plan shall have been terminated as a result of which the Company or any Subsidiary or ERISA Affiliate has incurred an unfunded liability in excess of $20,000,000; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan and in either case such action could reasonably be expected to result in liability to the Company or any Subsidiary in excess of $20,000,000, or the Company or any Subsidiary or ERISA Affiliate shall have incurred withdrawal liability in excess of $20,000,000 in respect of any Multiemployer Plan; or the

Company or any Subsidiary or ERISA Affiliate shall have incurred any joint and several liability to the Internal Revenue Service or the Department of Labor, or the Company or any Subsidiary shall have incurred any other liability to the Internal Revenue Service or the Department of Labor, in excess of $20,000,000 with respect to any Plan; or any Reportable Event that the Required Lenders may determine in good faith could reasonably be expected to constitute grounds for the termination of any Plan by the Pension Benefit Guaranty Corporation, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, and which, in any such case, could reasonably be expected to result in liability to Company or any Subsidiary or ERISA Affiliate in excess of $20,000,000, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Company by the Lenders; provided, however, that no Event of Default shall be deemed to have occurred under this paragraph unless such event or events describe in this paragraph (either individually or together) with any other such event or events, could reasonably be expected to result in a Material Adverse Change.
     (m) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any Material Part of the Assets (as defined in Section 6.2) of the Company and its Subsidiaries.
     (n) Failure of the Borrowers to maintain or deposit in the Cash Collateral Account on or after the fifth Business Day preceding the Commitment Termination Date (or earlier, if required by Section 7.2(c)) an amount equal to the face amount of all outstanding Letters of Credit.
Section 7.2 Rights and Remedies.
     Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is waived by the Required Lenders or cured, the Administrative Agent may, with the consent of the Required Lenders, and shall, upon the request of the Required Lenders, exercise any or all of the following rights and remedies:
     (a) The Administrative Agent may, by notice to the Company, declare the Commitments, the Swing Line Lender’s commitment under Section 2.20 and the Issuing Bank’s commitment under Section 2.7 to be terminated, whereupon the same shall forthwith terminate.
     (b) The Administrative Agent may, by notice to the Company, declare the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Obligations, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers.
     (c) If any Letter of Credit remains outstanding, the Administrative Agent may, by notice to the Company, require the Borrowers to deposit in the Cash Collateral Account immediately available funds equal to the aggregate face amount of all such outstanding Letters of Credit (less any amounts then on deposit in the Cash Collateral Account). Such funds shall be deposited (i) with respect to each Alternative Currency Letter of Credit, in the applicable

Alternative Currency, and (ii) with respect to each Letter of Credit denominated in Dollars, in Dollars.
     (d) The Lenders may, without notice to the Borrowers and without further action, apply any and all money owing by any Lender to any Borrower to the payment of the Obligations then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrowers hereunder. For purposes of this paragraph (d), “Lender” means the Lenders, as defined elsewhere in this Agreement, and any participant in the loans made hereunder; provided, however, that each such participant, by exercising its rights under this paragraph (d), agrees that it shall be obligated under Section 8.4 with respect to such payment as if it were a Lender for purposes of that Section.
     (e) The Administrative Agent may exercise and enforce all rights and remedies available to it in respect of the Cash Collateral Account.
     (f) The Administrative Agent, the Swing Line Lender, the Issuing Bank and the Lenders may exercise any other rights and remedies available to them by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(i) hereof (whether or not such Event of Default also arises under Section 7.1(h) hereof), the Commitments shall terminate and the entire unpaid principal amount of the Obligations then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.
Section 7.3 Pledge of Cash Collateral Account.
     The Borrowers hereby pledge, and grant the Administrative Agent, as agent for the Lenders, including the Issuing Bank, a security interest in, all sums held in the Cash Collateral Account from time to time and all proceeds thereof as security for the payment of the Obligations, specifically including (without limitation) the Borrowers’ obligation to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement. Upon request of the Company, the Administrative Agent shall permit the Borrowers to withdraw from the Cash Collateral Account, so long as no Default or Event of Default then exists, the lesser of (a) the Excess Balance (as defined below), or (b) the balance of the Cash Collateral Account. If a Default or Event of Default then exists, the Administrative Agent shall, upon the request of the Company, apply the Excess Balance to the payment of the Obligations. As used herein, “Excess Balance” means (y) after the fifth Business Day preceding the Commitment Termination Date, the amount by which the balance of the Cash Collateral Account exceeds the L/C Amount, and (z) prior to the fifth Business Day preceding the Commitment Termination Date, the balance of the Cash Collateral Account. The Administrative Agent shall have full control of the Cash Collateral Account, and, except as set forth above, the Borrowers shall have no right to withdraw the funds maintained in the Cash Collateral Account.

Section 7.4 Crediting of Payments and Proceeds.
     In the event that the Obligations have been accelerated pursuant to Section 7.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations having been accelerated and all net proceeds from the enforcement of the Obligations shall be applied:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Bank in its capacity as such and the Swing Line Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Bank and Swing Line Lender in proportion to the respective amounts described in this clause First payable to them);
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and outstanding L/C Amounts (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances and unpaid L/C Amounts (ratably among the Lenders, in proportion to the respective amounts described in this clause Fourth held by them);
     Fifth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize any Letter of Credit Obligations then outstanding; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable law.
ARTICLE VIII
The Administrative Agent
Section 8.1 Authorization.
     Each Lender, the holder of each Note and the Issuing Bank irrevocably appoints and authorizes the Administrative Agent to act on its behalf to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto.
Section 8.2 Distribution of Payments and Proceeds.
     (a) After deduction of any costs of collection as hereinafter provided, the Administrative Agent shall remit to each Lender that Lender’s Percentage of all payments of principal, interest, Letter of Credit fees payable under Section 2.7(e) and facility fees payable under Section 2.8 that are received by the Administrative Agent under the Loan Documents.

Each Lender’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to the Lenders hereunder shall be to account for each Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Administrative Agent is ever required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Administrative Agent in connection with such refund. The Administrative Agent may, in its sole discretion, make payment to the Lenders in anticipation of receipt of payment from the Borrowers. If the Administrative Agent fails to receive any such anticipated payment from the Borrowers, each Lender shall promptly refund to the Administrative Agent, upon demand, any such payment made to it in anticipation of payment from the Borrowers, together with interest for each day on such amount until so refunded at a rate equal to the Federal Funds Rate for each such date.
     (b) Notwithstanding the foregoing, if any Lender has wrongfully refused to fund its Percentage of any Borrowing or other Advance or purchase its participation in a Swing Line Advance or in a Letter of Credit as required hereunder, or if the principal balance of any Lender’s Obligations is for any other reason less than its Percentage of the aggregate principal balances of the Lenders’ Obligations then outstanding, the Administrative Agent may remit all payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrowers to the extent that the aggregate amount owing to such Lender hereunder is equal to its Percentage of the aggregate amount owing to all of the Lenders hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.
Section 8.3 Expenses.
     All payments, collections and proceeds received or effected by the Administrative Agent may be applied, first, to pay or reimburse the Administrative Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Administrative Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of collateral, if any, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Administrative Agent). If the Administrative Agent does not receive payments, collections or proceeds from the Borrowers or their properties sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Lender shall, upon demand, remit to the Administrative Agent its Percentage of the difference between (a) such costs, expenses, damages and liabilities, and (b) such payments, collections and proceeds.
Section 8.4 Payments Received Directly by Lenders.
     If any Lender or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Advance other than through distributions made in accordance with Section 8.2, such Lender or holder shall promptly give notice of such fact to the Administrative Agent and shall purchase from the other Lenders or holders such participations in the Obligations held by them as shall be necessary to cause the purchasing Lender or holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender or holder, the purchase shall be rescinded and the purchasing Lender restored to the extent of such recovery (but without interest thereon). The provisions of this Section shall not be construed to apply to (a) any payment made pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Advances or participations in Swing Line Advances and Letters of Credit to any assignee or participant, other than to the Company or any of its Subsidiaries (as to which the provisions of this Section shall apply).
Section 8.5 Indemnification.
     The Administrative Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith, or to prosecute or defend any suit in respect of this Agreement or the Notes or any documents or instrument delivered hereunder or in connection herewith unless indemnified to its satisfaction by the holders of the Obligations against loss, cost, liability and expense (other than any such loss, cost, liability or expense attributable to the Administrative Agent’s own gross negligence or willful misconduct). If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.
Section 8.6 Exculpation.
     (a) The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon this Agreement, any Loan Document and any schedule, certificate, statement, report, notice or other writing which it in good faith believes to be genuine or to have been presented by a proper person. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (ii) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (iii) be under any duty to inquire into or pass upon any of the foregoing matters or upon the satisfaction of any condition set forth in Sections 3.1, 3.2 or 3.3 (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent pursuant to thereto), or to make any inquiry concerning the performance by the Borrowers or any other obligor of its obligations (it being understood and agreed that the Administrative Agent shall not be deemed to have knowledge of any Material Adverse Change, Default or Event of Default unless the Administrative Agent has received written notice thereof from the Company or any Lender, referring to this Agreement, describing such Material Adverse Change, Default or Event of Default), or (iv) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The appointment of Wells

Fargo as Administrative Agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Wells Fargo in its individual capacity.
     (b) The term “agent” is used herein in reference to the Administrative Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Administrative Agent and the other Lender Parties, in each case as independent contracting parties. However, the obligations of the Administrative Agent shall be limited to those expressly set forth herein. In no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
Section 8.7 Administrative Agent and Affiliates.
     The Administrative Agent shall have the same rights and powers hereunder in its individual capacity as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from and generally engage in any kind of business with the Borrowers as fully as if the Administrative Agent were not the Administrative Agent hereunder.
Section 8.8 Credit Investigation.
     Each Lender acknowledges that it has made its own independent credit decision and investigation and taken such care on its own behalf as would have been the case had its Commitment been granted and the Advances made directly by such Lender to the Borrowers without the intervention of the Administrative Agent or any other Lender. Each Lender agrees and acknowledges that the Administrative Agent makes no representations or warranties about the creditworthiness of the Company or any other Borrower or other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.
Section 8.9 Resignation.
     The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Company and the Lenders. In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a Lender as a successor Administrative Agent; provided, however, that so long as no Default or Event of Default has occurred and is continuing at such time, no such successor Administrative Agent may be appointed without the prior written consent of the Company. If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a Lender as a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor

Administrative Agent may reasonably request and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was an Administrative Agent hereunder.
Section 8.10 Disclosure of Information.
     The Lender Parties shall keep confidential (and cause their respective officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Company and its Subsidiaries to the Administrative Agent or the Lenders (the “Disclosed Information”). Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose Disclosed Information (a) to the Administrative Agent or any other Lender; (b) to any Affiliate of any Lender in connection with the transactions contemplated hereby, provided that such Affiliate has been informed of the confidential nature of such information; (c) to legal counsel, accountants and other professional advisors to the Administrative Agent or such Lender; (d) to any regulatory body having jurisdiction over any Lender or the Administrative Agent (including in connection with a pledge or assignment permitted by Section 9.8(f)); (e) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (f) to the extent such Disclosed Information (i) becomes publicly available other than as a result of a breach of this Agreement, (ii) becomes available to the Administrative Agent or such Lender on a non-confidential basis from a source other than the Company or a Subsidiary, or (iii) was available to the Administrative Agent or such Lender on a non-confidential basis prior to its disclosure to the Administrative Agent or such Lender by the Company or a Subsidiary; (g) to the extent the Company or such Subsidiary shall have consented to such disclosure in writing; (h) to the extent reasonably deemed necessary by the Administrative Agent or any Lender in the enforcement of the remedies of the Lender Parties provided under the Loan Documents; or (i) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Lender Parties under this Section 8.10.
Section 8.11 Titles.
     The Persons identified on the title page as “Sole Book Runner”, “Sole Lead Arranger”, “Syndication Agent”, and “Co-Documentation Agent” shall have no right, power, obligation or liability under this Agreement or any other Loan Document on account of such identification other than those applicable to such Persons in their capacity (if any) as Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.

ARTICLE IX
Miscellaneous
Section 9.1 No Waiver; Cumulative Remedies.
     No failure or delay on the part of the Lenders in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any Lender’s acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.
Section 9.2 Designation of Designated Subsidiaries.
     At any time and from time to time, the Company may designate any Eligible Subsidiary as a “Designated Subsidiary” by delivering to the Administrative Agent a Designation Letter, duly executed by the Company and such Eligible Subsidiary. Upon receipt of such Designation Letter by the Administrative Agent, and approval of the Administrative Agent if required to confirm that the applicable Subsidiary is an Eligible Subsidiary, such Eligible Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by the Company and the identity of such Eligible Subsidiary. The Company’s designation of an Eligible Subsidiary as such shall be irrevocable, and no Subsidiary shall cease to be a Designated Subsidiary without the prior written consent of the Required Lenders (and, in any event, no Eligible Subsidiary shall cease to be a Designated Subsidiary unless all of its non-contingent Obligations have been paid in full). Upon request of any Lender, each Designated Subsidiary shall execute any Revolving Note delivered hereunder, but the failure of the Borrowers other than the Company to execute such Revolving Note shall not diminish the liability of any Borrower with respect to the indebtedness evidenced thereby.
Section 9.3 Amendments, Etc.
     No amendment or waiver of any provision of any Loan Document or consent to any departure by the Borrowers therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent or at the request of the Required Lenders), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing:
     (a) No such amendment or waiver shall be effective to do any of the following unless signed by each of the Lenders (or by the Administrative Agent with the consent or at the request of each of the Lenders):
(i)	Increase the Commitment Amount of any Lender or extend the Commitment Termination Date.

(ii)	Permit any Borrower to assign its rights under this Agreement.

(iii)	Amend this Section, the definition of “Required Lenders” in Section 1.1, or any provision herein providing for consent or other action by all Lenders.

(iv)	Forgive any indebtedness of any Borrower arising under this Agreement or any L/C Application or evidenced by the Notes, or reduce the rate of interest or any fees charged under this Agreement or the Notes.

(v)	Postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, facility fees or other material amounts due to any Lender Party hereunder or under any other Loan Document.

(vi)	Amend Section 2.10(c), 2.11(a) or 8.2(a) in a manner that would alter the pro rata sharing required thereby.

(vii)	Release the Company from its obligations under the Guaranty.
     (b) No amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document unless in writing and signed by the Administrative Agent.
     (c) No amendment, modification or (except as provided elsewhere herein) termination of this Agreement or waiver of any rights of any Borrower or obligations of any Lender or the Administrative Agent hereunder shall be effective unless that Borrower shall have consented thereto in writing.
     (d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any consent right hereunder or any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased nor may its Commitment (or the maturity of its Advances) be extended without the consent of such Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 9.3) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.22 (including, without limitation, as applicable, (i) to permit the Incremental Lenders to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include the incremental Commitments, or outstanding incremental Advances, in any determination of (1) Required Lenders, as applicable or (2) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.

Section 9.4 Notices.
     (a) Generally. Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed or transmitted by telecopy to the party to whom notice is being given at its address or telecopier number (as the case may be) as set forth in Exhibit A or in any applicable Assignment and Assumption; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (w) the date received if delivered personally, (x) five business days after the date of posting, if delivered by mail, (y) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (z) the date of transmission if delivered by telecopy, except that notices or requests to the Lenders pursuant to any of the provisions of Article II shall not be effective as to any Lender until received by that Lender. Notice given by any Lender Party to the Company at the address and/or telecopier number determined as set forth in this Section shall be deemed sufficient as to all Borrowers, regardless of whether the other Borrowers are sent separate copies of such notice or even specifically identified in such notice. The Company shall be deemed to be authorized to provide any communication hereunder (including but not limited to requests for Advances and requests regarding interest rates under Section 2.3) on behalf of any Borrower.
     (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Use of Platform to Distribute Communications. The Administrative Agent may make any material delivered by any Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Company or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby

(collectively, the “Communications”) available to the Lender Parties by posting such notices on the Platform. The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
Section 9.5 Costs and Expenses.
     The Company agrees to pay on demand (a) all costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution, administration or amendment of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, and (b) all costs and expenses incurred by the Administrative Agent or any Lender in connection with the workout or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder; including, in each case, reasonable fees and out-of-pocket expenses of counsel with respect thereto, whether paid to outside counsel or allocated to the Administrative Agent or such Lender by in-house counsel. The Company also agrees to pay and reimburse the Administrative Agent for all of its out-of-pocket and allocated costs incurred in connection with each audit or examination conducted by the Administrative Agent, its employees or agents, which audits and examinations shall be for the sole benefit of the Lender Parties.
Section 9.6 Indemnification by Borrowers.
     Each Borrower hereby agrees to indemnify each Lender Party and each officer, director, employee and agent thereof (herein individually each called an “Indemnitee” and collectively called the “Indemnitees”) from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys’ fees) and liabilities (all of the foregoing being herein called the “Indemnified Liabilities”) incurred by an Indemnitee (a) in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Advance or Letter of Credit hereunder or (b) in connection with or arising out of any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Company or any Subsidiary or any claim that any Environmental Law has been breached with respect to any activity or property of the Company or any Subsidiary except, in either case, with respect to taxes, which shall be governed by Section 2.17, and except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee. If and to the extent that the foregoing indemnity may be unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section shall survive any termination of this Agreement. Notwithstanding the foregoing, the Borrowers shall not be obligated to indemnify any Indemnitee in respect of any Indemnified Liabilities arising as a result of the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.
Section 9.7 Execution in Counterparts.
     This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.
Section 9.8 Binding Effect, Assignment and Participations.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, Indemnities and Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)	Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2) in any case not described in paragraph (b)(i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Company shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Company prior to such fifth (5th) Business Day;

(ii)	Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned;

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(2) of this Section and, in addition:

(1) the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(2) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(3) the consents of the Issuing Bank and the Swing Line Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment.

(iv)	Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. On or prior to the effective date of each assignment, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Company marked “cancelled”. No such surrender or cancellation shall reduce, affect or impair the obligation of the Borrowers assigned to the assignee nor limit the Borrowers’ obligation to provide a new Note or Notes to the assignee pursuant to Section 2.1.

(v)	No Assignment to Certain Persons. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi)	No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that such assignee shall be entitled to receive payments to which it is entitled under either Section 2.17 or 2.18 as of the date of such assignment only to the extent such payments do not exceed the payments to which the assigning Lender would be entitled under such Section as of such date), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (other than obligations under Sections 2.17(g) and (h)) (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18, 9.5 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Charlotte, North Carolina or such other office as may be determined by the Administrative Agent, a copy of each Assignment and Assumption and each Lender agreement (delivered pursuant to Section 2.22) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, in accordance with applicable law, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or

Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, Issuing Bank, Swing Line Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 9.3 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.15 as though it were a Lender, provided such Participant agrees to be subject to Section 8.4 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. No Participant shall be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.9 Governing Law.
     The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 9.10 Severability of Provisions.
     Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
Section 9.11 Consent to Jurisdiction.
     Each party irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any other Loan Document may be brought in a court of record in New York County in the State of New York or in the courts of the United States located in such State, (b) consents to the jurisdiction of each such court in any suit, action or proceeding, (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 9.12 Waiver of Jury Trial.
     THE BORROWERS AND THE LENDER PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.
Section 9.13 Integration; Effectiveness; Electronic Execution.
     (a) Integration; Effectiveness. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

     (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 9.14 Recalculation of Covenants Following Accounting Practices Change.
     The Company shall notify the Administrative Agent of any Accounting Practices Change promptly upon becoming aware of the same. Promptly following such notice, the Company and the Lenders shall negotiate in good faith in order to effect any adjustments to the Financial Covenants and other provisions hereof necessary to reflect the effects of such Accounting Practices Change.
Section 9.15 Right of Set Off.
     If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, the Swing Line Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank, the Swing Line Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or the Swing Line Lender, irrespective of whether or not such Lender, the Issuing Bank or the Swing Line Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Bank or the Swing Line Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank, the Swing Line Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank, the Swing Line Lender or their respective Affiliates may have. Each Lender, the Issuing Bank and the Swing Line Lender agree to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.16 Headings.
     Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 9.17 Non-Liability of Lenders.
     The relationship between the Borrowers on the one hand and the Lenders, the Issuing Bank and the Administrative Agent on the other hand shall be solely that of borrower and lender.

Neither the Administrative Agent, any Lender nor the Issuing Bank shall have any fiduciary responsibilities to the Borrowers. Neither the Administrative Agent, any Lender nor the Issuing Bank undertakes any responsibility to any Borrower to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations. The Borrowers agree that neither the Administrative Agent, any Lender nor the Issuing Bank shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from (a) the gross negligence or willful misconduct of the party from which recovery is sought or (b) the Issuing Bank’s failure to pay any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Neither the Administrative Agent, any Lender nor the Issuing Bank shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
Section 9.18 Customer Identification — USA Patriot Act Notice.
     The Administrative Agent hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies each Borrower, which information includes the name and address of each Borrower and such other information that will allow each Lender to identify each Borrower in accordance with the Patriot Act.
Section 9.19 Existing Credit Agreement Matters
     The Lenders hereunder which are “Lenders” under the Existing Credit Agreement (which Lenders constitute the “Required Lenders” under the Existing Credit Agreement) hereby (a) waive the requirement set forth in Section 2.10 of the Existing Credit Agreement that notice of a termination of the “Commitments” thereunder be given three “Business Days’” in advance and (b) waive the requirement set forth in Section 2.11 of the Existing Credit Agreement that notice of prepayments of certain “Advances” be given a specified number of “Business Days’” in advance. The Borrower and such Lenders agree that upon the effectiveness of this Agreement, all such notice requirements shall be deemed satisfied and all “Commitments” under the Existing Credit Agreement shall be terminated.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SENSIENT TECHNOLOGIES CORPORATION
By
	Name:	John F. Collopy
	Title:	Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender
By
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:
Name:
Title:

TD BANK, N.A.
By:
Name:
Title:

COMPASS BANK
By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION
By:
Name:
Title:

ING BANK N.V., DUBLIN BRANCH
By:
Name:
Title:

KEY BANK NATIONAL ASSOCIATION
By:
Name:
Title:

SCHEDULE 1.1
EXISTING LETTERS OF CREDIT

Amount	Issue Date	Expiry/Maturity Date	Beneficiary

$2,871,051	12/5/2008	11/17/2011	Pennsylvania Department of Environmental Protection, Bureau of Waste Management
$2,200,000	12/8/2008	12/9/2011	Zurich American Insurance Company
$550,000	1/21/2009	1/31/2012	Federal Insurance Company
$784,657	4/2/2010	4/10/2011	ACE American Insurance Company

SCHEDULE 4.2
CONSENTS
The approvals or authorizations of the following
regulatory bodies, depending upon the
characterization of the Borrowings under the Agreement,
may be required and have each been obtained
and are in full force and effect:
None required

SCHEDULE 4.4
SUBSIDIARIES

	State or Other	% of
	Jurisdiction of	Ownership if
Name	Incorporation	Not 100%

UNITED STATES

Sensient Technologies Corporation	Wisconsin	PARENT
Pointing Color Inc.	Delaware
Sensient Colors LLC	Delaware
Sensient Dehydrated Flavors LLC	Delaware
Sensient Flavors International, Inc.	Indiana
Sensient Flavors LLC	Delaware
Sensient Food Colors LP	Missouri
Sensient Holding Company LLC	Delaware
Sensient Imaging Technologies Inc.	California
Sensient Technologies Holding Company LLC	Delaware
Sensient Wisconsin L.L.C	Wisconsin
FOREIGN

Sensient Colors S.A.	Argentina
Sensient Technologies Australia Pty, Ltd.	Australia
Sensient Flavors Austria GmbH	Austria
Biolux Finance NV	Belgium
Promavil N.V.	Belgium
Sensient Flavors Biolux NV	Belgium
Sensient Flavors Belgium NV	Belgium
Les Colorants Wackherr Do Brasil Ltda	Brazil	50%
Sensient Technologies Brazil Ltda.	Brazil
Universal Holdings Cayman	British West Indies
Pointing Canada Limited	Canada
Sensient Colors Canada Limited	Canada
Sensient Dehydrated Flavors Canada, Inc.	Canada
Sensient Finance (Alberta) Limited Partnership	Canada
Sensient Flavors Canada, Inc.	Canada
Sensient Holding (Alberta) Limited Partnership	Canada
Sensient Dehydrated Flavors (Quingdao) Co. Ltd.	China
Sensient Technologies Corporation (China) Ltd	China
Sensient Technologies Hong Kong Ltd	China
Sensient Technologies Colombia Ltda.	Colombia
Sensient Costa Rica S.r.l.	Costa Rica
Sensient Flavors Central America S.R.L.	Costa Rica
Sensient Food Colors Czech Republic S.R.O.	Czech Repub.
Sensient Flavors Finland OY	Finland
Societe Civile Immobiliere Griseda	France

	State or Other	% of
	Jurisdiction of	Ownership if
Name	Incorporation	Not 100%

Sensient Cosmetic Technologies	France
Sensient Flavors & Fragrances SAS	France
Sensient Flavors Strasbourg	France
Sensient Food Colors France	France
Sensient Dehydrated Flavors SAS	France
Sensient Technologies Holding Deutschland GmbH	Germany
Sensient Flavors & Fragrances GmbH & Co KG	Germany
Sensient Essential Oils Germany GmbH	Germany
Sensient Flavors GmbH	Germany
Sensient Technologies Real Estate GmbH	Germany
Sensient Imaging Technologies GmbH	Germany
Sensient Vermogensverwaltungsgesellschaft GmbH	Germany
Sensient Food Colors Germany GmbH	Germany
Sensient Fragrances Guatemala, S.A.	Guatemala
Sensient Food Colors Hungary KFT	Hungary
PT Sensient Technologies Indonesia	Indonesia
Sensient India Private Limited	India
Sensient Finance Ireland Limited	Ireland
Sensient Flavors S.R.L.	Italy
Sensient Food Colors Italy S.R.L.	Italy
Sensient Technologies Corporation (Japan)	Japan
Sensient Finance Luxembourg S.a.r.l.	Luxembourg
Sensient Holding Luxembourg S.A.R.L.	Luxembourg
Sensient Technologies Luxembourg S.a.r.l.	Luxembourg
Sensient Holdings Malta Ltd	Malta
Sensient Imaging Technologies S.A. De C.V.	Mexico
Sensient Colors S.A. De C.V.	Mexico
Sensient Flavors Mexico, S.A. De C.V.	Mexico
Sensient Fragrances Mexico S.A. de C.V.	Mexico
Sensient Dehydrated Flavors BV	Netherlands
Sensient Food Colors The Netherlands BV	Netherlands
Sensient Holdings I B.V.	Netherlands
Sensient Holdings II B.V.	Netherlands
Sensient Holdings III B.V.	Netherlands
Sensient Technologies (Philippines), Inc.	Philippines
LCW Polska Ltd	Poland	60%
Sensient Flavors Poland Sp. Z o.O.	Poland
Sensient Food Colors Poland Sp. Z o.O.	Poland
Sensient Flavors Romania S.R.L.	Romania
Sensient Food Colors Romania S.R.L	Romania
Sensient Food Colors Smn D.O.O.	Serbia & Montenegro
Sensient Technologies Asia Pacific PTE, Ltd.	Singapore

	State or Other	% of
	Jurisdiction of	Ownership if
Name	Incorporation	Not 100%

Sensient Colors South Africa (Proprietary) Limited	South Africa
Sensient Fragrances, S.A.	Spain
Sensient Flavors Scandinavia AB	Sweden
Sensient Imaging Technologies Ltd.	Switzerland
Sensient Technologies (Thailand), Ltd.	Thailand
DC Flavours Limited	U.K.
Pointing Chemicals Limited	U.K.
Pointing Holdings Limited	U.K.
Pointing International Ltd.	U.K.
Pointing Limited	U.K.
Sensient Colors UK Limited	U.K.
Sensient Flavors Limited	U.K.
Sensient Flavors Wales Limited	U.K.
Sensient Holdings UK	U.K.
Sensient Technologies Limited	U.K.

SCHEDULE 4.7
LITIGATION
Cherry Blossom Litigation
In June 2009, Sensient sued one of its product vendors, Cherry Blossom LLC (“Cherry Blossom”), a supplier of processed cherry products in Michigan, when Cherry Blossom prepared to close its facility and refused to return to Sensient raw cherries to which Sensient held title.
Sensient sued for conversion, breach of contract, possession of the cherries, and money damages of approximately $0.5 million. Cherry Blossom and its lender opposed the claim. Cherry Blossom counter-claimed against Sensient, primarily relating to ownership of certain cherry processing formulas. Sensient sold Cherry Blossom certain materials containing formulas used in the processing of cherries. Cherry Blossom claims it has an exclusive right to use Sensient’s formulas. On June 22, 2009, Cherry Blossom moved for an injunction to prohibit Sensient from using its cherry processing formulas. The court denied that motion.
Crossroads Debt, LLC (“Crossroads”), a secured lender to Cherry Blossom, intervened in the case and asserted multiple claims against Cherry Blossom related to Cherry Blossom’s $1.4 million debt to Crossroads. Crossroads also asserted cross-claims against Sensient related to offsets Sensient took against its payments to Cherry Blossom for the processed cherry product Sensient purchased from Cherry Blossom.
Under Sensient’s contract with Cherry Blossom, Cherry Blossom would purchase Sensient’s raw cherries for use in making finished cherry product. Sensient then purchased the finished product from Cherry Blossom at a purchase price reduced by setoffs for the amount Cherry Blossom owed Sensient for raw cherries. Eventually, Cherry Blossom directed Sensient to make payments directly to Crossroads, which Sensient did for about seven months, until Cherry Blossom ceased operations.
At a mediation on March 24, 2010, Crossroads claimed for the first time that because Sensient paid for the finished cherry product by offsetting antecedent debt, Sensient was not a “buyer in the ordinary course of business” as defined by the Uniform Commercial Code. As a result, Crossroads claimed that Sensient was not entitled to take such offsets because Crossroads claimed it had a perfected senior lien on the offset funds. Crossroads sought the imposition of a constructive trust over $1.4 million of such funds and a judgment requiring their return by Sensient. The total exposure could have exceeded this amount due to interest.
In addition, Sensient asserted indemnification claims against Crossroads related to a U.S. Department of Labor “hot goods” issue. The U.S. Department of Labor prohibited Sensient from selling in interstate commerce cherries made by Cherry Blossom’s employees and for which Sensient had paid Cherry Blossom because Cherry Blossom failed to pay its employees their wages earned when they processed the cherries.
Crossroads moved for summary disposition on April 12, 2010, based on the Uniform Commercial Code argument it raised at mediation on March 24, 2010. Sensient opposed the motion and argued that Sensient was entitled to summary disposition, not Crossroads. At a hearing on the motion, the court ruled in Sensient’s favor, dismissing all of Crossroads’ claims against Sensient.
On May 27, 2010, Cherry Blossom filed a bankruptcy petition in U.S. Bankruptcy Court for the Western District of Michigan. Such filing triggered an automatic stay of all litigation pending against Cherry Blossom, including the instant case. The state court determined that the automatic stay in Cherry Blossom’s bankruptcy case did not prevent it from signing the order granting Sensient summary judgment disposing of Crossroads’ claims in Sensient’s favor. The court also decided that the bankruptcy filing stayed indefinitely the remaining claims regarding possession of the cherries, hot goods, and returned goods.
The bankruptcy trustee stipulated to lift the stay as to the issue of possession of the 2006 cherries, and on September 7, 2010, the Michigan state court lifted the administrative stay over the three remaining issues: (1) Sensient’s claim for reimbursement from Crossroads in connection with the U.S. Department of Labor hot goods issue described above; (2) Sensient’s claim for reimbursement from Crossroads for certain returned goods; and (3) ownership of the 2006 cherry inventory. The court accepted the parties’ stipulation that these three issues could be resolved on briefs and set a schedule accordingly.
The Court ordered the parties to file simultaneously opening briefs on October 1, 2010, and file simultaneously reply briefs on October 8, 2010. The Court heard oral argument on these three issues on December 6, 2010. On January 10, 2011, the Court entered an order that Crossroads is entitled to the first lien position on the remaining cherry inventory and denying Sensient’s claims against Crossroads for reimbursement. Pursuant to the Court’s order of January 10, 2011, any proceeds from the sale of the remaining cherry inventory will be paid to the Court and then released to Crossroads. Sensient intends to appeal the Court’s decision regarding these three issues. Sensient also intends to move the Court to stay the enforcement of its January 10, 2011, order pending appeal.
S.A.M. (Amaral) v. Sensient Technologies Corp., et al.
On August 5, 2010, the owners and operators of a 135-acre vineyard near the dehydration facility formerly operated by Sensient Dehydrated Flavors, LLC (“SDF”) in Greenfield, California, filed a lawsuit in California state court in Monterey, California. The lawsuit names as defendants both Sensient Technologies Corporation (“Sensient”) and SDF and a response to the complaint was filed on October 1. The suit sets out claims for nuisance per se, trespass and negligence per se and alleges almost a million dollars in losses plus punitive damages, all based on the fact that, between the summer of 2007 and early October 2009, SDF was processing onions that allegedly caused an “onion taint” in the grapes and wine produced from the plaintiffs’ vineyard. While SDF had an air permit covering its operations, its Monterey County use permit specifically named only chili peppers, celery and parsley, but not onions, as commodities that could be dehydrated at the Greenfield facility. SDF’s effort to modify the Greenfield facility’s use permit to specifically include the processing of onions was blocked by local vineyard owners, and SDF has since closed its Greenfield facility and consolidated its onion dehydration operations at its fully-permitted and more efficient facility at Livingston, California.

This lawsuit follows an earlier lawsuit (J. Lohr Vineyards and Wines v. Sensient Technologies) (the “Lohr lawsuit”) brought by a larger, adjacent landowner. The Lohr lawsuit was settled in December 2009, with an agreement that included SDF’s abandonment of onion processing at its Greenfield facility but did not require the payment of any settlement amount to Lohr despite Lohr’s substantial damage claims. The S.A.M. plaintiffs have essentially copied, and seek to rely upon, the factual allegations and expert analyses developed in the Lohr lawsuit before a settlement was reached. The S.A.M. plaintiffs will not, however, be receiving any assistance from Lohr. Sensient and SDF believe the S.A.M. plaintiffs’ claims are without merit and intend to pursue a vigorous defense. Trial has been set to commence on October 31, 2011, and the parties have been directed to attend a mandatory settlement conference on September 30, 2011.
Daito Kasei Kogyo Co. Ltd. v. Sensient Cosmetic Technologies SAS
In 1992 Sensient Cosmetic Technologies SAS (“SCT”) and Daito Kasei Kogyo Co., Ltd. (“Daito”) entered into a distribution agreement pursuant to which SCT became the exclusive distributor in Europe of coloring agents and ingredients manufactured in Japan by Daito and, in turn, Daito became the exclusive distributor in Japan of certain products produced in France by SCT. By 2008, the sale of Daito products represented €4 million of SCT’s sales. In contrast, Daito’s sales of SCT’s products in Japan amounted to only €0.4 million in 2008. The agreement was entered into for an initial period to end on December 31, 1993 and was tacitly renewed for two-year periods through December 31, 2009, subject to a requirement of six months notice for termination.
On July 7, 2009, Daito notified SCT of its decision to terminate SCT’s distributorship in Europe, with effect as of February 10, 2010. SCT informed Daito that the notice of termination was insufficient in light of the lengthy commercial relationship between the parties. Daito eventually ostensibly agreed to extend the notice period but the commercial relationship did not function as it had in the past. On August 10, 2010, SCT filed a complaint before the Paris Commercial Court alleging that Daito wrongfully terminated its long-standing established commercial relationship with SCT, that SCT should have been given a notice period of thirty-six months in light of the twenty-year relationship between the parties and that Daito should pay damages to SCT of over €3.8 million.
On January 26, 2011, Daito filed a response in a hearing of the Court in which it denied any liability for SCT’s claims and asserted counter-claims of €1.5 million for unlawful termination of Daito’s distributorship in Japan, unlawful termination of an alleged “agency contract” in Japan and SCT’s cancellation of certain Daito orders in October, 2010. The court has scheduled a hearing on March 23, 2011, at which SCT will file its response to Daito’s defenses and counter-claims.
The Company is involved in various other claims and litigation arising in the normal course of business. In the judgment of management, which relies in part on information from Company counsel, the ultimate resolution of these actions will not materially affect the consolidated financial statements of the Company except as described above.

SCHEDULE 4.8
ENVIRONMENTAL MATTERS
None

SCHEDULE 6.1
LIENS
None

Schedule 6.10
EXISTING INVESTMENTS
Sensient Technologies Corporation
Investments
in Thousands

	Location	% Owned by SXT or Other Subs		Amount		SXT Portion Owned by:
Joint ventures:
LCW-Les Colorants Wackherr do	Brazil	50%	}			Les Colorants Wackherr
Brasil Ltda
LCW Polska Ltd	Poland	60%		$1,827		Les Colorants Wackherr
Sub-total					$1,827

Low income housing investments:
Boston Capital				$101
Columbia Housing				91
Related Partners III				71
Sub-total					$263

Grand Total					$2,090

SCHEDULE 6.11
GUARANTIES, ETC.
None